AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 2004

REGISTRATION NO. 333-111585

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

EMCORE CORPORATION

(Exact name of Registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	3674 (Primary Standard Industrial Classification Code Number)	22-2746503 (I.R.S. Employer Identification No.)
145 Belmont Drive Somerset, New Jersey 08873 (732) 271-9090

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Howard W. Brodie, Esq. Thomas G. Werthan 145 Belmont Drive Somerset, New Jersey 08873 (732) 271-9090

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John E. Welch, Esq. Ian T. Graham, Esq. Jenner & Block LLP 601 Thirteenth Street, NW Washington, D.C. 20005 (202) 639-6000	David J. Goldschmidt, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 (212) 735-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    _______

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    _______

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
5% Convertible Senior Subordinated Notes due May 15, 2011	$88,962,500	100%	$145,575,000(1)	$11,777.02 (2)
Common Stock, no par value	22,683,650	(4)	(4)	(4)

(1)	Pursuant to Rule 457(f)(1) under the Securities Act of 1933, this amount is the market value as of December 24, 2003 of the maximum amount of the 5% Convertible Subordinated Notes due May 15, 2006 that may be received by the Registrant from tendering holders in the exchange offer described herein. The market value is determined based on the last trade to have occurred prior such date.
(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(3)	We are registering a total of 22,683,650 shares of our common stock, representing 11,037,531 shares of common stock issuable upon conversion of the 5% Convertible Senior Subordinated Notes due 2011, up to 1,103,754 shares issuable, if we exercise our right to provisionally redeem the new notes, at our option in payment of the early call premium, and 10,542,365 shares for issuance in combination with the 5% Convertible Senior Subordinated Notes due 2011 in exchange for the 5% Convertible Subordinated Notes due 2006.
(4)	No consideration in addition to the market value of the 5% Convertible Subordinated Notes due 2006 will be received for the shares of common stock and, therefore, no additional registration fee is required in connection with the common stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus may change. We may not complete the exchange offer and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION DATED JANUARY 21, 2004

PROSPECTUS

EMCORE Corporation

Exchange Offer
5% Convertible Senior Subordinated Notes due May 15, 2011 and Shares of our
Common Stock for our 5% Convertible Subordinated Notes due May 15, 2006

We are offering to exchange up to $88,962,500 principal amount of our new 5% Convertible Senior Subordinated Notes due May 15, 2011 and $56,612,500 payable in our common stock, up to a maximum of 10,542,365 shares, for up to $161,750,000 principal amount of our existing 5% Convertible Subordinated Notes due May 15, 2006. If you elect to tender your existing notes in our exchange offer, for each $1,000 principal amount of our existing notes that you tender, you will receive from us $550 principal amount of our new notes and $350 payable in our common stock if our stock price is greater than $5.37 per share, or 65.18 shares of our common stock if our stock price is at or below $5.37 per share. The total consideration exchanged for each $1,000 principal amount of existing notes tendered will not exceed $900. The stock price is based on the average of the closing bid prices of our common stock for the five consecutive trading days ending on and including the third trading day prior to the expiration date. Our new notes will be issued in denominations of $1,000 or integral multiples thereof. We will pay cash for any fractional portion of a new note that is less than $1,000 principal amount, and for any fractional portion of a share of common stock issuable pursuant to our exchange offer.

Our exchange offer will expire at 11:59 p.m., New York City time, on February 18, 2004, unless we extend the exchange offer.

Our new notes will not be listed on any national securities exchange or included in any automated quotation system, but we expect they will be eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc. Our common stock is quoted on The Nasdaq National Market under the symbol "EMKR." On January 20, 2004, the last reported sale price of our common stock on The Nasdaq National Market was $7.60 per share.

The exchange offer is subject to important conditions, including that no investor acquires 20 percent or more of our common stock as a result of the exchange offer and that at least 85% in principal amount of the existing notes are properly tendered, accepted and not withdrawn by the expiration of the exchange offer.

We mailed this prospectus and the related letter of transmittal for our exchange offer on January 21, 2004.

Please read the "Risk Factors" section beginning on page 13 of this prospectus for information that you should consider before you decide whether to tender your existing notes in our exchange offer.

We have retained DF King & Co., Inc. as the information agent for our exchange offer to assist you in connection with our exchange offer. Banks and brokers may call (212) 269-5550 to ask questions about our exchange offer, to request additional copies of our exchange offer materials, or to otherwise request assistance in connection with our exchange offer.

We have retained Wilmington Trust Company as the exchange agent for our exchange offer. Wilmington Trust Company can answer your questions regarding how to tender your existing notes. Their telephone number is (302) 636-6469.

Neither we nor our directors or officers make any recommendation to you as to whether you should tender or refrain from tendering all or any portion of your existing notes in our exchange offer. You should consult your own advisors and must make your own decision as to whether to tender your existing notes and, if so, the amount of your existing notes to tender.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Exchange Offer is:

CIBC World Markets

This Prospectus is dated                   , 2004

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where it is unlawful to do so. You should not assume that the information contained in this prospectus is accurate as of any date other than its date, and neither the delivery of this prospectus nor the sale of securities hereunder shall create any implication to the contrary.

Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

Table of Contents

Summary	1
Comparison of Our New Notes and Our Existing Notes	10
Risk Factors	13
Special Note Regarding Forward Looking Statements	25
Price Range of Common Stock	26
Dividend Policy	26
Unaudited Pro Forma Information	27
Capitalization	28
Selected Consolidated Financial Data	29
The Exchange Offer	30
Description of New Notes	40
Description of Existing Notes	53
Description of Our Capital Stock	66
Book-Entry System—DTC	67
United States Federal Income Tax Considerations	69
Legal Matters	75
Experts	75
Where You Can Find Additional Information	75

This prospectus incorporates important business and financial information about us from documents that we have filed with the Securities and Exchange Commission but have not included in or delivered with this prospectus. For a listing of documents that we have incorporated by reference into this prospectus, please see the section of this prospectus entitled "Where You Can Find Additional Information" on page 75.

We will provide you with copies of this information, without charge, upon written or oral request to:

EMCORE Corporation
145 Belmont Drive
Somerset, New Jersey 08873
Attn: Chief Financial Officer
Telephone (732) 271-9090

In order to obtain timely delivery, security holders must request the information no later than five business days prior to the expiration date, or February 10, 2004.

In addition, you may obtain copies of this information by making a request through the investor relations section on our website, http://www.emcore.com, or by sending an email to Investor@emcore.com.

i

Summary

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. You should read the entire prospectus carefully, including the documents that we have attached to or enclosed with this prospectus and that we have incorporated by reference into this prospectus, before deciding whether to tender your existing notes in our exchange offer. Unless otherwise indicated, the "Company," "EMCORE," "we," "us," "our" and similar terms refer to EMCORE Corporation and its subsidiaries.

Our Company

Company Overview

We offer a broad portfolio of compound semiconductor-based components and subsystems for the rapidly expanding broadband and wireless communication markets and the solid-state lighting industry. We continue to expand our comprehensive product portfolio to enable the transport of voice, data and video over copper, hybrid fiber/coax (HFC), fiber, satellite and wireless communication networks. We are building upon our leading-edge compound semiconductor materials and device expertise to provide cost-effective components and subsystems for the cable television (CATV), telecommunications, data and storage, satellite and wireless communications markets. We support these end markets through our EMCORE Fiber Optics, EMCORE Photovoltaics and EMCORE Electronic Materials and Devices product lines. Through our 49% ownership participation in GELcore, LLC, we play a vital role in developing and commercializing next-generation LED technology for use in the general illumination market. Our target markets and main products that support these markets include:

CATV

•	Optical components and subsystems for cable television (CATV) signal transmission over HFC, including hub transmitters based on linear 1310 nanometer (nm) and 1550 nm Distributed Feedback (DFB) and Fabry-Perot (FP) laser technologies, head-end transmitters based on 1550 nm DFB laser and external modulator technologies, and HFC node video detectors and receivers based on PIN (the "P", "I", "N" represent P-type, intrinsic and N-type semiconductor materials, respectively) photodiode technology.

Telecommunications

•	Optical components and subsystems for telecommunications and fiber-to-the-premise, business, curb or home (in general, FTTx), including high-speed long-wavelength edge emitting lasers and transmit optical subassemblies (TOSA) based on 1310 nm and 1550 nm DFB or FP technologies, head-end transmitters for FTTx applications based on 1550nm laser technology, passive optical network (PON) receivers for FTTx applications, high speed receivers and detectors based on avalanche photodetectors (APD) and PIN detector technologies, and 4- and 12-channel parallel optical transceiver modules for telecommunication switch applications based on 850 nm vertical cavity surface emitting laser (VCSEL) and PIN photodiode array technology.

Data and Storage

•	Optical components and subsystems for data communications and storage applications, including high-speed VCSELs and PIN photodiode components, 12-channel parallel optical transceiver modules for High Performance Computing (HPC) or "Super Computing" markets, LX4 and CX4 products for short reach 10 Gigabit per second (Gb/s) data communications and Ethernet networks, and 10 Gb/s TOSA and receive optical subassemblies (ROSA) for storage area networks (SAN).

Satellite Communications

•	Solar cells and solar panels for global satellite communications, featuring world-leading conversion efficiencies and satellite communication (Satcom) products, including transmitters, receivers, subsystems and systems to transport wideband microwave signals between satellite base stations and antenna dishes.

Wireless Communications

•	Electronic materials for the wireless handset and base station markets, which materials include 4-inch and 6-inch InGaP Hetero-junction Bipolar Transistor (HBT) and AlGaAs pseudomorphic high electron mobility transistors (pHEMT) and E-mode epi wafers that are used for power amplifiers and switches in GSM, TDMA and CDMA multiband wireless handsets.

Solid-State Lighting

•	High Brightness Light Emitting Diodes (HB-LEDs) for lighting applications. Through our 49% ownership participation in GELcore, LLC (GELcore), we play a vital role in developing and commercializing next-generation LED technology for use in the general illumination market. GELcore's products include traffic lights, channel letters, flashlights and other signage and display products incorporating HB-LEDs. In the near term, GELcore expects to be deploying its HB-LED products in the automotive and general appliance markets.

Acquisitions and Divestitures

Over the past twelve months, we have refocused our market and product strategy to address high growth opportunities for our compound semiconductor based components and subsystems in the CATV, telecom, data and storage, satellite and wireless communications markets. In addition to developing our internal capability to develop and manufacture products for these markets, we have expanded our portfolio of communications products and technologies through a series of strategic acquisitions:

•	In December 2002, we acquired certain assets of privately held Alvesta Corporation (Alvesta) of Sunnyvale, California for $250,000 in cash. The transaction included the acquisition of intellectual property and inventory including several Alvesta product designers. Alvesta, which operates under our fiber optics group, was an industry leader in the research and development of parallel optic transceivers for fiber optic communication networks. Alvesta pioneered four channel parallel optic transceivers for the Optical Internetworking Forum and 10 Gigabit (10G) Fibre Channel, Ethernet and Infiniband applications. The newly formed design center in Santa Clara, CA, designs low-cost parallel optical module solutions used in Fibre Channel, Ethernet and Infiniband networks. The new products include media converter modules, copper XENPAK transceivers and active optical cables to address the short reach requirements of central offices and data centers. These components form the optical subsystem of the recently announced SmartLink product.

•	In January 2003, we purchased Agere Systems, Inc.'s CATV transmission systems, telecom access and Satcom components business, formerly Ortel Corporation (Ortel), for $26.2 million in cash. This business, now operating as the Ortel division within our fiber optics group, designs and manufactures high performance optoelectronic solutions that enable voice, video and data networks. Ortel's product offerings include 1310 nm and 1550 nm analog and digital lasers, dense wavelength division multiplexing (DWDM) lasers, transmitter engines, photodiodes, FTTx components, wideband lasers and receivers, and optical links for long-haul antenna remoting. These products will enable us to have a broad presence in the CATV and Radio Frequency (RF) transport markets as well as the telecom access and emerging FTTx market.

•	On October 9, 2003, we announced that we had acquired Molex Inc.'s 10G Ethernet transceiver business (Molex) for an initial $1.0 million in cash and an additional $1.5 million in progress payments expected to be paid during fiscal 2004. This transaction included assets, products and intellectual property including several Molex product designers. Management believes that Molex, which operates under our fiber optics group, gives us a significant competitive advantage and the most complete 10G Ethernet transceiver product portfolio in the industry. Molex specializes in coarse-wavelength-division-multiplexing (CWDM) products. The newly formed design center in Downers Grove, IL, designs and manufactures serial 10 Gb/s and CWDM optical transceivers for the growing 10G Ethernet market.

•	On November 3, 2003, we sold our TurboDisc systems business to a subsidiary of Veeco Instruments Inc. (Veeco) in a transaction that could be valued at up to $80.0 million. The purchase price was $60.0 million in cash at closing with an additional aggregate maximum payout of $20.0 million over the next two years. We will receive in cash 50% of all revenues from this business that exceed $40.0 million in each of the next two years, beginning January 1, 2004. Revenues for the systems business in fiscal 2003 were approximately $52.7 million, down from a peak of $131.1 million in fiscal 2001. This transaction included the assets, products, product warranty liabilities, hardware-related technology and intellectual property used primarily in the operation of this business, including its facilities located in Somerset, New Jersey. Approximately 150 employees of EMCORE were involved in the TurboDisc business of which approximately 120 became employees of Veeco.

Management believes that the sale of the TurboDisc systems business was a critical step in reorienting our market and product focus. The capital equipment business enabled us to develop the critical materials science expertise that has become the cornerstone of our compound semiconductor based communications products and our sole business focus. We retained a license to all systems related intellectual property and ownership of all our process and device technology. Moreover, the sale of TurboDisc business strengthened our balance sheet and helped provide the resources necessary to implement our communications strategy.

The Exchange Offer

The following is a summary of the material terms of our exchange offer. Before you decide whether to tender your existing notes in our exchange offer, you should read the detailed description of our exchange offer in the section of this prospectus entitled "The Exchange Offer" beginning on page 30, of our new notes in the section of this prospectus entitled "Description of New Notes" beginning on page 40 and of our common stock in the section of this prospectus entitled "Description of Our Capital Stock" beginning on page 66 for further information.

Our Reasons for the Exchange Offer	We believe our exchange offer will strengthen our financial position, improve our capital structure and reduce our cash expenditure, without adversely affecting our product development programs, by:

•	eliminating up to $161,750,000 million principal amount of existing notes;

•	deferring the maturity of our long-term debt from May 15, 2006 to May 15, 2011;

•	reducing our interest expense by up to $3,639,375 per year, although we will continue to incur interest expense for a longer period of time;

•	increasing the likelihood that current holders of our existing notes will elect to convert their new notes into shares of our common stock due to the lower conversion price per share; and

•	offering our bondholders the opportunity to participate in the equity value of the Company.

Terms of our Exchange Offer	We are offering up to $88,962,500 aggregate principal amount of our new 5% Convertible Senior Subordinated Notes due May 15, 2011 and $56,612,500 payable in our common stock, up to a maximum of 10,542,365 shares, for up to $161,750,000 aggregate principal amount of our existing 5% Convertible Subordinated Notes due May 15, 2006. If you elect to tender your existing notes, for each $1,000 principal amount of our existing notes that you tender in our exchange offer, you will receive from us $550 principal amount of our new notes and $350 payable in our common stock if our stock price is greater than $5.37 per share, or 65.18 shares of our common stock if our stock price is at or below $5.37 per share. The total consideration exchanged for each $1,000 principal amount of existing notes tendered will not exceed $900. In no event will the total of the number of shares underlying the new notes and the number of shares issued in the exchange offer exceed 21,579,896 shares. The stock price is based on the average of the closing bid prices of our common stock for the five consecutive trading days ending on and including the third trading day prior to the expiration date. Our new notes will be issued in denominations of $1,000 or integral multiples thereof. We will pay cash for any fractional portion of a new note that is less than $1,000 principal amount and for any fractional portion of a share of common stock issuable pursuant to our exchange offer.

You may tender all, some or none of your existing notes.

Please read the section of this prospectus entitled "The Exchange Offer — Terms of the Exchange Offer" beginning on page 30 for more information.

Conversion Price	The new notes will be convertible at any time prior to maturity at a conversion price of $8.06 per share, subject to adjustment under customary anti-dilution provisions.

Please read the section of this prospectus entitled "Description of New Notes — Conversion of New Notes" beginning on page 40 for more information.

Provisional Redemption	We may redeem our new notes, in whole or in part, at any time prior to maturity, at a redemption price equal to 100% of the principal amount of the existing notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of redemption if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on and including the third trading day before the date of mailing the provisional redemption notice.

Early Call Premium	If the market conditions are met and we provide notice to holders of a provisional redemption on or before May 15, 2007, we will pay each redeemed holder an early call premium, payable, at our option, in cash, common stock or any combination thereof, equal to $150 per $1,000 principal amount of new notes redeemed less any interest actually paid or provided for on the new notes prior to the provisional redemption date. The early call premium will also be paid to holders who elect to convert new notes after we deliver notice of our intent to provisionally redeem but before the date set for redemption.

Expiration Date; Extension	Our exchange offer and the associated withdrawal rights will expire at 11:59 p.m., New York City time, on February 18, 2004, or any subsequent date to which we extend it. We may extend the expiration date of our exchange offer for any reason. If we extend the expiration date of our exchange offer, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date or an earlier date if appropriate. You must tender your existing notes prior to the expiration of our exchange offer if you wish to participate in our exchange offer.

Please read the sections of this prospectus entitled "The Exchange Offer — Expiration Date" beginning on page 30 and "The Exchange Offer — Extensions; Amendments; Termination" beginning on page 31 for more information.

Conditions to Our Exchange Offer; Termination	Our exchange offer is subject to the condition that no investor or group of investors acquires, or obtains the right to acquire, 20 percent or more of our common stock (or securities convertible into our common stock) or our voting power, on a post-transaction basis, as a result of the exchange offer. Our exchange offer is also subject to the registration statement covering our new notes and common stock and any post-effective amendment thereto being declared effective under the Securities Act of 1933. In addition, our exchange offer is subject to the condition that at least 85% in principal amount of the existing notes are properly tendered and not withdrawn by the expiration of the exchange offer and to other customary conditions, any of which we may waive prior to the expiration of our exchange offer. We reserve the right to extend, amend or terminate our exchange offer prior to our acceptance of any previously tendered existing notes if any of these conditions is not satisfied, in our reasonable judgment, prior to the expiration of our exchange offer.

Please read the section of this prospectus entitled "The Exchange Offer — Conditions for Completion of the Exchange Offer" beginning on page 35 for more information.

Withdrawal Rights	If you hold your existing notes directly through the Depository Trust Company, or DTC, or through a broker, dealer, commercial bank, trust company or other nominee and you tendered your existing notes through DTC's Automatic Tender Offer Program (commonly known as "ATOP"), you may, at any time before the expiration of our exchange offer, withdraw any or all of our existing notes that you previously tendered in our exchange offer. Any such withdrawal must be done through ATOP. In the event you hold your existing notes in certificated form and you tendered your existing notes by physical delivery to the exchange agent, you may withdraw any or all of the certificated existing notes that you previously tendered in our exchange offer, at any time before the expiration of our exchange offer, by delivering a written notice of withdrawal to Wilmington Trust Company, the exchange agent for our exchange offer. As of the date of this prospectus, we believe there are no certificated existing notes. Please read the section of this prospectus entitled "The Exchange Offer — Withdrawal Rights" beginning on page 34 for more information.

Procedures for Tendering Existing Notes	All existing notes that are held in book-entry form ultimately must be tendered through DTC's ATOP system.

If you hold your notes directly through DTC and you wish to tender any or all of your existing notes, you must do so through ATOP. If you hold any of our existing notes through a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender any or all of your existing notes in our exchange offer and direct them to tender your existing notes through ATOP. If you hold any of our existing notes through a broker, dealer, commercial bank, trust company or other nominee and that intermediary is unable to timely tender your notes through ATOP, you may also be required to comply with the procedures for guaranteed delivery.

Please do not send letters of transmittal to us. You should send the letters of transmittal for our exchange offer to Wilmington Trust Company, the exchange agent for our exchange offer, at its office listed in the section of this prospectus entitled "The Exchange Offer — Exchange Agent" beginning on page 39, or on the back cover of this prospectus. The exchange agent can answer your questions regarding how to tender your existing notes in our exchange offer.

Please read the section of this prospectus entitled "The Exchange Offer — Procedures for Tendering Existing Notes" beginning on page 31 for more information.

Accrued Interest on Existing Notes	Upon completion of our exchange offer, we will pay holders of our existing notes accrued and unpaid interest, if any, on any of our existing notes that are properly tendered, accepted and not withdrawn in our exchange offer. The amount of accrued interest will be calculated from the last interest payment date to, but excluding, the closing date of our exchange offer.

Interest on New Notes	We will pay interest on our new notes in cash at a rate of 5% per year, payable semi-annually on May 15 and November 15 of each year, commencing May 15, 2004. Interest on the new notes will begin to accrue as of the closing date of the exchange offer.

Our new notes may be issued with original issue discount, referred to as OID, because their stated principal amount may exceed the fair market value issue price by more than the statutory de minimis amount. A holder of new notes, other than a holder whose new notes have amortizable bond premium or offsetting acquisition premium, will be required to include any OID on the notes in gross income as it accrues, in accordance with a constant yield to maturity method, over the period the new notes are held, and regardless of whether such holder is a cash or accrual basis taxpayer. Please see the section of this prospectus entitled "United States Federal

Income Tax Considerations — U.S. HOLDERS" beginning on page 69 for more information.

Please read the section of this prospectus entitled "Description of New Notes — General" beginning on page 40 for more information.

Exchange Agent	Wilmington Trust Company.

For information regarding how to tender your existing notes, please contact Wilmington Trust Company at (302) 636-6469.

Please read the section of this prospectus entitled "The Exchange Offer — Exchange Agent" beginning on page 39 for more information.

Information Agent	DF King & Co., Inc.

For information regarding our exchange offer:

•	Banks and brokers call collect: (212) 269-5550.

•	All others call toll free: (800) 431-9621.

Dealer Manager	CIBC World Markets Corp.

Risk Factors	You should consider carefully the matters described under the caption "Risk Factors" beginning on page 13, as well as other information in this prospectus and in the related letter of transmittal for our exchange offer, including the information that we have incorporated by reference into this prospectus as listed or described in the section of this prospectus entitled "Where You Can Find Additional Information" on page 75.

Deciding Whether to Tender Your Existing Notes in Our Exchange Offer	Neither we nor our directors or officers make any recommendation as to whether you should tender or refrain from tendering all or any portion of your existing notes in our exchange offer. Further, we have not authorized anyone to make any such recommendation. You must make your own decision whether to tender your existing notes in our exchange offer based on your own financial position and requirements, and, if so, the aggregate amount of your existing notes that you wish to tender, after reading this prospectus and the related letter of transmittal for our exchange offer, as well as consulting with your advisors, if any.

Consequences of Not Exchanging Existing Notes	If you do not exchange all of your existing notes in our exchange offer, any of our existing notes that you retain will be subordinate to our new notes following our exchange offer. If the minimum 85% in principal amount of the existing notes are tendered, $75,618,125 principal amount of new notes would be outstanding and would be senior to the remaining existing notes. Further, the liquidity and trading market for any of our existing notes that are not tendered in our exchange offer is likely to be adversely affected if and to the extent that any of our existing notes are tendered and accepted for exchange in our exchange offer.

Please read the section of this prospectus entitled "The Exchange Offer — Consequences of Exchanging or Failing to Exchange Existing Notes" beginning on page 39 for more information.

Tax Consequences

We have received an opinion of Jenner & Block LLP, our tax counsel, that although the issue is not free from doubt, the exchange offer should be treated as a tax-free recapitalization for United States federal income tax purposes.

We intend to treat the new notes as convertible debt instruments and not as "contingent payment debt instruments." We have received an opinion of Jenner & Block LLP that, although there is substantial uncertainty, on balance it is more likely than not that the new notes will be treated as convertible debt instruments and not treated as "contingent payment debt instruments."

No assurance can be given that the Internal Revenue Service will not successfully assert positions contrary to our intended tax treatment of the exchange offer and the new notes. You are urged to consult your tax advisor regarding the specific tax consequences to you of our exchange offer. Please read the section of this prospectus entitled "United States Federal Income Tax Considerations" beginning on page 69 for more information.

Insufficiency of Earnings to Cover Fixed Charges	Our earnings were insufficient to cover our fixed charges in the following amounts (in thousands): $16,358, $12,220, $127,055 and $37,297 for fiscal years 1999, 2000, 2002 and 2003, respectively. For fiscal year 2001, our ratio of earnings to fixed charges was 1.97.

Comparison of Our New Notes and Our Existing Notes

The following is a brief summary of the terms of our new notes and our existing notes. For a more complete description of our new notes, see the section of this prospectus entitled "Description of New Notes" beginning on page 40. For a more complete description of our existing notes, see the section of this prospectus entitled "Description of Existing Notes" beginning on page 53.

	New Notes	Existing Notes
Securities	$88,962,500 principal amount of 5% Convertible Senior Subordinated Notes due May 15, 2011.	$161,750,000 principal amount of 5% Convertible Subordinated Notes due May 15, 2006.

Issuer	EMCORE Corporation	EMCORE Corporation

Maturity	May 15, 2011	May 15, 2006

Interest	Interest is payable on our new notes at a rate of 5% per year, payable in cash semi-annually on May 15 and November 15 of each year. Interest will accrue on the new notes from and including the closing date of the exchange offer.	Interest is payable on our existing notes at a rate of 5% per year, payable in cash semi-annually on May 15 and November 15 of each year.

Conversion:	You have the option to convert our new notes into shares of our common stock at a conversion rate of 124.0695 shares of common stock per $1,000 principal amount of our new notes, which is equivalent to a conversion rate of $8.06 per share. The conversion rate is subject to adjustment under customary anti-dilution provisions. Upon conversion, you will not receive any cash representing accrued interest.

You may convert our new notes at any time before the close of business on the business day immediately preceding the maturity date, unless we have previously redeemed or repurchased our new notes; provided, however, that if a new note is called for redemption or repurchase, you will be entitled to convert the new note at any time before the close of business on the date immediately preceding the date fixed for redemption or repurchase, as the case may be.	You have the option to convert our existing notes into shares of our common stock at a conversion rate of 20.5074 shares of common stock per $1,000 principal amount of existing notes, which is equivalent to a conversion price of approximately $48.7629 per share. The conversion rate is subject to adjustment under customary anti-dilution provisions. Upon conversion, you will not receive any cash representing accrued interest.

You may convert our existing notes at any time before the close of business on the business day immediately preceding the maturity date, unless we have previously redeemed or repurchased our existing notes; provided, however, that if an existing note is called for redemption or repurchase, you will be entitled to convert the existing note at any time before the close of business on the date immediately preceding the date fixed for redemption or repurchase, as the case may be.

	New Notes	Existing Notes
Ranking	The new notes will be our unsecured obligations. Our new notes are senior to our existing notes, but subordinated in right of payment to all of our other present and future senior indebtedness. As of December 31, 2003, we had approximately $75,000 of debt outstanding that was senior to, and no debt outstanding that was on par with, the new notes. Our new notes are also structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries. As of December 31, 2003, our subsidiaries had no indebtedness or other liabilities outstanding. The indenture governing our new notes does not restrict our incurrence of indebtedness, including senior debt, or our subsidiaries' incurrence of indebtedness.	The existing notes are our unsecured obligations. Our existing notes are subordinated in right of payment to all of our present and future senior indebtedness and will be subordinated to our new notes. As of December 31, 2003, we had approximately $75,000 of debt outstanding that was senior to, and no debt outstanding that was on par with, our existing notes. Upon consummation of the exchange offer, the full amount of new notes issued in the exchange offer will be senior to the existing notes. Our existing notes are also structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. As of December 31, 2003, our subsidiaries had no indebtedness or other liabilities. The indenture governing our existing notes does not restrict our incurrence of indebtedness, including senior debt, or our subsidiaries' incurrence of indebtedness.

Optional Redemption	We may only redeem our new notes as described below under the caption "— Provisional Redemption."
We may redeem our existing notes on or after May 20, 2004 upon payment of the premium set forth in this prospectus in the section of this prospectus entitled "Description of Existing Notes — Optional Redemption by EMCORE."

Provisional Redemption
We may redeem our new notes, in whole or in part, at any time prior to maturity, at a redemption price equal to 100% of the principal amount of the existing notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of redemption if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice. See "Description of New Notes — Provisional Redemption."
We may redeem our existing notes, in whole or in part, at any time before May 20, 2004, at a redemption price equal to 100% of the principal amount of the existing notes to be redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of redemption if the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day before the date of mailing of the provisional redemption notice.

	New Notes	Existing Notes
Early Call Premium
If the market conditions are met and we provide notice to holders of a provisional redemption on or before May 15, 2007, we will pay each redeemed holder an early call premium in cash or stock or any combination thereof, equal to $150 per $1,000 principal amount of new notes less any interest actually paid thereon prior to the provisional redemption date. Any such payment in common stock will be made assuming a valuation of 95% of the closing sales prices of our common stock for the five trading days ending on and including the third trading day prior to the conversion date. The early call premium will also be paid to holders who elect to convert new notes after notice of our intent to provisionally redeem but before the date set for redemption. See "Description of New Notes — Early Call Premium."
Upon any provisional redemption, we will make an additional payment in cash or common stock, or in a combination of cash and common stock, with respect to the existing notes called for redemption in an amount equal to $150 per $1,000 principal amount of the existing notes, less the amount of any interest actually paid on the existing notes before the date of redemption. We are obligated to make this additional payment on all existing notes called for provisional redemption, including any existing notes converted after the notice date and before the provisional redemption date.

Repurchase at Option of Holders Upon a Change of Control

Upon a change of control, we may be required to make an offer to purchase your new notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

Upon a change of control, we may be required to make an offer to purchase your existing notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

Risk Factors

You should carefully consider the risks described below before you decide whether to tender your existing notes in our exchange offer. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also impair our business, financial condition, operating results and prospects.

If any of the following risks actually occur, they could materially adversely affect our business, financial condition, operating results or prospects. In that case, the trading price of our existing notes, our new notes and our common stock could decline, and you could lose all or part of your investment.

Risks Relating to Our New Notes
and Common Stock

We may be unable to generate sufficient cash flow from which to make payments on our new notes, and our earnings have been insufficient to cover fixed charges.

We started operations in 1984 and as of September 30, 2003, we had an accumulated deficit of $289.4 million. We incurred net losses of $38.5 million in fiscal 2003, $129.8 million in fiscal 2002 and $12.3 million in fiscal 2001. In addition, as a result of the sale of our TurboDisc division, we expect that overall revenues will decrease in fiscal 2004 compared to fiscal 2003. While we have reduced our cost structure substantially, we may continue to lose money. Many of our expenses, particularly those relating to capital equipment, debt service and manufacturing overhead, are fixed. Accordingly, lower revenue causes our fixed production costs to be allocated across reduced production volumes, which adversely affects our gross margin and profitability. Therefore, we expect to continue to incur operating losses until revenues increase. We cannot currently predict whether or when demand will strengthen across our product lines or how quickly our customers will consume their inventories of our products. In addition, our earnings have been insufficient to cover fixed charges. We may not become profitable or sustain profitability in the future. Accordingly, we may not have sufficient funds to make payments on our new notes.

Our new notes will be subordinated to all of our existing and future senior debt, other than our existing notes.

Our new notes will be unsecured and subordinated in right of payment to all of our existing and future senior debt other than the existing notes. As of December 31, 2003 we had approximately $75,000 of senior debt outstanding. As a result of such subordination, in the event of our bankruptcy, liquidation or reorganization, or upon acceleration of our new notes due to an event of default and in other specific circumstances, our assets will be available to pay obligations on our new notes only after all senior debt has been paid in full. There may not be sufficient assets remaining to pay amounts due on any of our new notes that are then outstanding. Our new notes also will be effectively subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. As of December 31, 2003, our subsidiaries had no indebtedness or other liabilities outstanding to which our existing notes were effectively subordinated. The indenture governing our new notes will not prohibit or limit the incurrence of senior debt or the incurrence of other debt and other liabilities by us or our subsidiaries. The incurrence of additional senior debt and other liabilities by us or our subsidiaries could impede our ability to pay obligations on our new notes.

In addition, although the existing notes will be subordinated to the new notes, the maturity date of the existing notes is prior to the maturity date of the new notes. Assuming that 85% of the existing notes are exchanged for new notes, we will be required to repay $24,262,500 aggregate principal amount of existing notes on May 15, 2006. In addition, we must pay interest at the current annual rate of 5% on any existing notes that are not exchanged for new notes. These payments in respect of existing notes could materially and adversely affect our business, financial condition, results of operations and cash flows.

We anticipate that from time to time we will incur additional debt, including senior indebtedness. See "Description of New Notes—Subordination of New Notes" beginning on page 42.

You may experience significant adverse tax consequences by participating in the exchange offer.

Contingent payment debt instrument rules.

We have received an opinion of Jenner & Block LLP, our tax counsel, that although there is substantial uncertainty, on balance it is more likely than not that the new notes will be treated as convertible debt instruments and not treated as "contingent payment debt instruments" for U.S. federal income tax purposes. Therefore, we intend to treat the new notes as not constituting "contingent payment debt instruments" for federal income tax purposes. However, the Internal Revenue Service ("IRS") could assert a contrary position which, if successful, would result in significant adverse consequences including: (i) you would be required to include amounts in taxable income each year as "original issue discount" (OID), at a rate that may be significantly higher than the stated rate of interest on the new notes and which is taxed as ordinary income similar to interest whether or not actual payments of stated interest are received; (ii) the value of any stock received upon conversion of the new notes would be treated as a payment on the new notes and gain recognized would be taxable as ordinary income; and (iii) gain recognized upon a sale, exchange, redemption, or retirement of the new notes would also be treated as ordinary income. These consequences may be materially different from the consequences generally expected by investors in considering convertible debt investments.

The exchange of existing notes for new notes and common stock may be partially or fully taxable at the time of the exchange.

We have received an opinion from Jenner & Block LLP, our tax counsel, that although the issue is not free from doubt, the exchange of existing notes for new notes and common stock pursuant to the exchange offer should be treated as a tax-free recapitalization for U.S. federal income tax purposes. No assurance can be given that the IRS will not successfully assert a contrary position and the opinion of Jenner & Block LLP is not binding on the IRS or a court. If the existing notes, new notes or both are treated as not being "securities" for tax purposes, the exchange could be partially or fully taxable to holders.

The new notes may be issued with Original Issue Discount.

If the issue price of the new notes is less than the stated redemption price at maturity, there will be original issue discount ("OID") with respect to the new notes unless the de minimis exception applies. Following the exchange offer, we will determine the issue price of a new note based upon its fair market value. We will determine fair market value of a new note as of the closing date of the exchange offer based upon available pricing and trading information on or about the exchange date with respect to the new notes and the existing notes. If the OID on a new note equals or exceeds a de minimis amount (in this case $17.50), a U.S. holder generally will be required to recognize OID as ordinary interest income as it accrues on a constant yield method, regardless of the holder's regular method of accounting for U.S. federal income tax purposes.

For a summary of potential adverse tax consequences, see "United States Federal Income Tax Considerations" beginning on page 69.

The new notes may not be rated or may receive a lower rating than anticipated.

We believe it is unlikely that the new notes will be rated. However, if one or more rating agencies rate the new notes and assign the new notes a rating lower than the rating expected by investors, or reduce the rating of the new notes in the future, the market price of the new notes and our common stock may be adversely affected.

We expect the trading price of our new notes and the common stock to be highly volatile.

Since our common stock has been publicly traded, its market price has fluctuated significantly and may continue to do so in the future. Significant fluctuations in the market price of our new notes and our common stock may occur in response to various factors and events, including, among other things:

•	the depth and liquidity of the trading market for our new notes or our common stock;
•	quarterly variations in our actual or anticipated operating results;

•	changes in estimates of our financial results and prospects by securities analysts;
•	market conditions in our industry;
•	announcements and performance by our competitors;
•	regulatory actions; and
•	general economic conditions.

In addition, stock markets have experienced extreme price volatility in recent years. In the past, our common stock has experienced volatility not necessarily related to announcements of our financial performance. Broad market fluctuations may also adversely affect the market price of our new notes and common stock. A volatile market for our common stock may also make it more difficult for us to raise capital in the future.

We may incur additional indebtedness, including secured indebtedness, which may have rights to payment superior to the new notes.

The existing notes and the new notes are unsecured obligations. The terms of the existing notes and the new notes do not limit the amount of additional indebtedness, including secured indebtedness, that we can create, incur, assume or guarantee. Upon any distribution of our assets upon any insolvency, dissolution or reorganization, the payment of the principal of and interest on our secured indebtedness will be distributed out of our assets, which represent the security for such indebtedness. There may not be sufficient assets remaining to pay amounts due on any or all of the new notes or any existing notes then outstanding once payment of the principal and interest on our secured indebtedness has been made.

The new notes are senior to the existing notes. The existing notes and the new notes are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right of ours to receive assets of any subsidiary upon its liquidation or reorganization, and the consequent right of the holders of the new notes to participate in the assets, will be subject to the claims of that subsidiary's creditors.

We may be unable to repurchase our new notes.

At maturity, the entire outstanding principal amount of our new notes will become due and payable. In addition, if we experience a change of control, each holder of our new notes may require us to repurchase all or a portion of that holder's new notes. At maturity or if we experience a change of control, we may not have sufficient funds or may be unable to arrange for additional financing to pay the principal amount or repurchase price due on our new notes then outstanding. Our borrowing arrangements or agreements relating to senior debt to which we may become a party may contain restrictions on, or prohibitions against, our repurchases of our new notes. If the maturity date or change of control occurs at a time when our other arrangements prohibit us from repurchasing our new notes, we could try to obtain the consent of the lenders under those arrangements to purchase our new notes, or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repurchase our new notes. In that case, our failure to repurchase any tendered new notes or pay new notes upon maturity would constitute an event of default under the indenture governing our new notes. Any such default, in turn, may cause a default under the terms of our senior debt. As a result, in those circumstances, the subordination provisions of the indenture governing our new notes would, absent a waiver, prohibit any repurchase of our new notes until we pay the senior debt in full.

There is no public market for our new notes.

While we expect that our new notes will be eligible for trading in the PORTAL market, there is no public market for our new notes. Accordingly, we cannot assure you as to:

•	the liquidity of any such market that may develop;
•	your ability to sell our new notes; or
•	the price at which you would be able to sell our new notes.

If such a market were to exist, our new notes could trade at prices that may be higher or lower than the principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar notes, and our financial performance. Purchasers of our new notes are not obligated to make a market in our new notes, and any such market-making activities that occur could be discontinued at any time. In addition, any market-making activities will be subject to the limits imposed by the Securities Act of 1933 and the Securities Exchange Act of 1934. Accordingly, no assurance can be given as to the development or liquidity of any market for our new notes. We do not presently intend to apply for the listing of our new notes on any securities exchange or for inclusion of our new notes in the automated quotation system of the National Association of Securities Dealers, Inc.

The exchange offer may have an impact on our income or loss for tax purposes.

Cancellation of Indebtedness Income.

We expect to recognize taxable income from discharge of indebtedness in connection with the issuance of the new notes and common stock in exchange for the existing notes. We have net operating loss carryovers and expect to have current operating losses, which we believe should be sufficient in amount to offset any cancellation of indebtedness income recognized in the exchange for federal income tax purposes. State and local limitations on the use of net operating loss carryovers to offset current taxable income could cause us to incur a current tax liability for state or local income taxes as a result of cancellation of indebtedness income recognized in the exchange. To the extent that available net operating loss carryovers and current operating losses are used to offset the cancellation of indebtedness income, such losses will be unavailable as a potential offset to future income.

Net Operating Losses.

The exchange of new notes and common stock for existing notes and the conversion of new notes into common stock, if combined with other shifts of ownership by significant holders of our common stock during a three-year period, may result in an "ownership change" for federal income tax purposes. If we undergo an "ownership change," our ability to utilize any of our accumulated net operating losses ("NOLs") remaining after the ownership change to offset future taxable income will be subject to an annual limitation.

Fluctuations in our quarterly operating results may negatively impact our stock price.

Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors particular to EMCORE and the compound semiconductor industry. Not all of these factors are in our control. These factors include:

•	the volume and timing of orders and payments for our products;

•	the timing of our announcements and introduction of new products and of similar announcements by our competitors;

•	downturns in the market for our customers' products;

•	regional economic conditions, particularly in Asia where we derive a significant portion of our revenues;

•	price volatility in the compound semiconductor industry; and

•	changes in product mix.

These factors may cause our operating results for future periods to be below the expectations of analysts and investors. This may cause a decline in the price of our common stock.

The price of our common stock has fluctuated widely in the last year and may fluctuate widely in the future.

Our common stock is traded on the Nasdaq National Market, which has experienced and may continue to experience significant price and volume fluctuations that could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in financial results, earnings below analysts' estimates, and financial performance and other activities of other publicly traded companies in the semiconductor industry could cause the price of our common stock to fluctuate substantially. In addition, in recent periods, our common stock, the stock market in general, and the market for shares of small capitalization and semiconductor industry-related stocks in particular, have experienced extreme price fluctuations; which have often been unrelated to the operating performance of affected companies. Any similar fluctuations in the future could adversely affect the market price of our common stock.

Our stock price has fluctuated widely in the last year and may fluctuate widely in the future. In fiscal 2003, our stock price has been as high as $3.98 per share and as low as $0.98 per share. Volatility in the price of our common stock may be caused by other factors outside of our control and may be unrelated or disproportionate to our operating results.

Risks Related To Our Business

We may continue to incur operating losses.

We started operations in 1984 and as of September 30, 2003, we had an accumulated deficit of $289.4 million. We incurred net losses of $38.5 million in fiscal 2003, $129.8 million in fiscal 2002 and $12.3 million in fiscal 2001. While we have reduced our cost structure substantially, we may continue to lose money. Many of our expenses, particularly those relating to capital equipment, debt service and manufacturing overhead, are fixed. Accordingly, lower revenue causes our fixed production costs to be allocated across reduced production volumes, which adversely affects our gross margin and profitability. Therefore, we expect to continue to incur operating losses until revenues significantly increase. We cannot currently predict whether or when demand will strengthen across our product lines or how quickly our customers will consume their inventories of our products.

We may be unable to replace the revenues from our capital equipment business.

On November 3, 2003, EMCORE sold its TurboDisc systems business to Veeco. In fiscal 2003, systems segment sales contributed $52.7 million in revenues, approximately 46.5% of EMCORE's total revenues. If sales from our component and subsystem product lines do not increase to replace those lost revenues, we will not be able to absorb our fixed costs, invest in new technologies or implement our strategy.

Our cost reduction programs may be insufficient to achieve long-term profitability.

We are undertaking cost reduction measures intended to reduce our expense structure at both the cost of goods sold and the operating expense levels. We believe these measures are a necessary response to, among other things, declining average sales prices across our product lines. These measures may be unsuccessful in creating profit margins sufficient to sustain our current operating structure and business.

Reduced customer lead times means we are less able to forecast revenues and, as a result, may be unable to accurately predict growth and manage our cost structure.

Several of our customers have reduced the lead times they give us when ordering product from us. While this trend has enabled us to reduce inventory, it also restricts our ability to forecast revenues. If our sales and profit margins do not increase to support the higher levels of operating expenses and if our new product offerings are not successful, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Even if we complete our exchange offer, we will have substantial debt which we may be unable to repay if we cannot generate sufficient funds to do so.

Even if we complete our exchange offer, we will have significant amounts of debt outstanding, including new notes, existing notes (if their holders do not or cannot participate in the exchange offer), and approximately $0.7 million of guarantee obligations in respect of the GELcore joint venture. In addition, we may incur additional debt in the future. This significant amount of debt could, among other things:

•	make it difficult for us to make payments on any debt we may have;

•	make it difficult for us to obtain any necessary future financing for working capital, capital expenditures, debt service requirements or other purposes;

•	require us to dedicate a substantial portion of our cash flow from operations to service our debt, which would reduce the amount of our cash flow available for other purposes, including working capital and capital expenditures;

•	limit our flexibility in planning for, or reacting to, changes in our business; and

•	make us more vulnerable in the event of a further or continued downturn in our business.

If our cash flow is inadequate to meet our obligations or we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments on any of our indebtedness, we would be in default under the terms thereof, which could also cause defaults under our other indebtedness. Any such default would have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows. In addition, we cannot assure you that we would be able to repay amounts due in respect of any of our indebtedness if payment thereon were to be accelerated following the occurrence of an event of default.

Our success depends on our ability to introduce new products on a timely basis.

We compete in markets characterized by rapid technological change, evolving industry standards and continuous improvements in products. Due to constant changes in these markets, our future success depends on our ability to improve our manufacturing processes, systems and products. To remain competitive we must continually introduce new and improved products. Our business, financial condition, results of operations and cash flows may be materially and adversely affected if:

•	we are unable to improve our existing products on a timely basis;

•	our new products are not introduced on a timely basis or do not achieve sufficient market penetration; or

•	our new products experience reliability or quality problems.

If the internet does not continue to grow as expected and demand does not increase for our communications products, our business will suffer.

Our future success as a manufacturer of optical components, modules and subsystems ultimately depends on the continued growth of the communications industry, and, in particular, the growth of the Internet as a global communications system. As part of that growth, we are relying on increasing demand for high-content voice, text and other data delivered over high-speed connections (i.e., high bandwidth communications). As Internet usage and bandwidth demand increase, so does the need for advanced optical networks to provide the required bandwidth. Without Internet and bandwidth growth, the need for our advanced communications products, and hence our future growth as a manufacturer of these products, is jeopardized. Currently, while generally increasing demand for Internet access is apparent, less evident is when order capacity will be absorbed. Moreover, multiple service providers compete to supply the existing demand. Also, currently, fiberoptic networks have significant excess capacity. The combination of a large number of service providers and excess network capacity has resulted in severely depressed prices for bandwidth. Until pricing recovers, service providers have less incentive to install equipment and, thus, little need for many of our communications products.

Ultimately, should long-term expectations for Internet growth and bandwidth demand not be realized, our business would be significantly harmed.

Shifts in industry-wide demands and inventories could result in significant inventory write-downs.

The life cycles of some of our products depend heavily upon the life cycles of the end products into which our products are designed. Products with short life cycles require us to manage production and inventory levels closely. We evaluate our ending inventories on a quarterly basis for excess quantities, impairment of value and obsolescence. This evaluation includes analysis of sales levels by product and projections of future demand based upon input received from our customers, sales team and management estimates. We reserve for inventories on hand that are greater than 12-months old, unless there is an identified need for the inventory. In addition, we write off inventories that are considered obsolete based upon changes in customer demand, manufacturing process changes that result in existing inventory obsolescence or new product introductions, which eliminate demand for existing products. Remaining inventory balances are adjusted to approximate the lower of our manufacturing cost or market value. If future demand or market conditions are less favorable than our estimates, additional inventory write-downs may be required. In fiscal 2002, we recorded a $11.9 million inventory charge for excess raw material and finished goods inventory that we believed we were carrying as a result of market conditions. In fiscal 2003, we recorded a $2.0 million inventory charge related to certain transceiver devices that were later determined to be non-saleable because of design modifications. We cannot assure investors that obsolete or excess inventories, which may result from unanticipated changes in the estimated total demand for our products and/or the estimated life cycles of the end products into which our products are designed, will not affect us beyond the inventory charges that we have already taken.

The time and costs of developing new products may exceed our budget and our products may not be commercially successful.

We have recently introduced a number of new products and expect to be introducing additional new products in the near future. The commercialization of new products involves substantial expenditures in research and development, production and marketing. We may be unable to successfully design or manufacture these new products and may have difficulty penetrating new markets.

Because it is generally not possible to predict the amount of time required and the costs involved in achieving certain research, development and engineering objectives, actual development costs may exceed budgeted amounts and estimated product development schedules may be extended. Our business, financial condition, results of operations and cash flows could suffer if we incur budget overruns or delays in our research and development efforts.

We may engage in acquisitions that may harm our operating results, dilute our shareholders and cause us to incur debt.

We may pursue acquisitions to acquire new technologies, products or service offerings. Future acquisitions by us may involve the following:

•	use of significant amounts of cash;

•	potentially dilutive issuances of equity securities on potentially unfavorable items; and

•	incurrence of debt on potentially unfavorable terms, as well as amortization expenses related to other intangible assets.

In addition, acquisitions involve numerous risks, including:

•	inability to achieve anticipated synergies;

•	difficulties in the integration of the operations, technologies, products and personnel of the acquired company;

•	diversion of management's attention from other business concerns;

•	risks of entering markets in which we have no or limited prior experience; and

•	potential loss of key employees of the acquired company or of EMCORE.

From time to time, we have engaged in discussions with acquisition candidates regarding potential acquisitions of product lines, technologies and businesses. If acquisitions occur, we cannot be certain that our business, operating results and financial condition will not be materially and adversely affected.

In the past two years we have completed several major acquisitions which have reoriented EMCORE's strategy and broadened our product lines within our target markets. However, if customer demand in these markets does not meet current expectations, our revenues could be significantly reduced, and we could suffer a material adverse effect on our financial condition, results of operations and cash flows.

Our recent acquisitions place a strain on our resources.

We are in a dynamic business and our recent acquisitions have presented many challenges. These acquisitions have placed and will continue to place a significant strain on our management, financial, sales and other employees and on our internal systems and controls. If we are unable to effectively manage multiple facilities and a joint venture in geographically distant locations, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Our industry is rapidly changing.

The compound semiconductor industry is changing rapidly due to, among other things, continuous technological improvements in products and evolving industry standards. This industry is marked by the continuous introduction of new products and increased capacity for services similar to those provided by us. Future technological advances in the compound semiconductor industry may result in the availability of new products or increase the efficiency of existing products. If a technology becomes available that is more cost effective or creates a superior product, we may be unable to access such technology or its use may involve substantial capital expenditures, which we may be unable to finance. There can be no assurance that existing, proposed or as yet undeveloped technologies will not render our technology less profitable or that we will have available the financial and other resources necessary to compete effectively against companies possessing such technologies. There can be no assurance that we will be able to adapt to technological changes or offer competitive products on a timely or cost effective basis.

The markets in which we compete are highly competitive. An increase in competition would limit our ability to maintain or increase our market share.

We face substantial competition from a number of companies, many of which have greater financial, marketing, manufacturing and technical resources. Larger competitors could spend more on research and development, which could give those competitors an advantage in meeting customer demand. We expect that existing and new competitors will improve the design of their existing products and will introduce new products with enhanced performance characteristics. The introduction of new products or more efficient production of existing products by our competitors could result in price reductions and increases in expenses, and reduce market acceptance of our products, which could diminish our market share and gross margins.

General Electric Lighting, our joint venture partner, who has majority ownership and control of GELcore, may make decisions that we do not agree with and that adversely affect our net income.

We have a 49% minority interest in our GELcore joint venture with General Electric Lighting. A board of managers governs GELcore with representatives from both General Electric Lighting and EMCORE. Many fundamental decisions must be approved by both parties, which means we will be unable to direct the operation and direction of GELcore without the agreement of General Electric Lighting. If we are unable to agree on important issues with General Electric Lighting, GELcore's business may be delayed or interrupted, which may, in turn, materially and adversely affect our business, financial condition, results of operations and cash flows.

We have devoted and will be required to continue to devote significant funds and technologies to GELcore to develop and enhance its products. In addition, GELcore requires that some of our employees devote much of their time to its projects. This places a strain on our management, scientific, financial and sales employees. If GELcore is unsuccessful in developing and marketing their products, our business, financial condition, results of operations and cash flows may be materially and adversely affected.

General Electric Lighting and EMCORE have agreed that our joint venture will be the sole vehicle for each party's participation in the solid state lighting market. General Electric Lighting and EMCORE have also agreed to several limitations during the life of the venture and thereafter relating how each of us can make use of the joint venture's technology. One consequence of these limitations is that in certain circumstances, such as a material default by us or certain sales of our interest in the joint venture, we would not be permitted to use the joint venture's technology to compete against General Electric Lighting in the solid state lighting market.

Since a large percentage of our revenues are from foreign sales, certain export risks may disproportionately affect our revenues.

Sales to customers located outside the U.S. accounted for approximately 43% of our revenues in fiscal 2003, 33% of our revenues in fiscal 2002 and 48% of our revenues in fiscal 2001. Sales to customers in Asia represent the majority of our international sales. We believe that international sales will continue to account for a significant percentage of our revenues. Because of this, the following export risks may disproportionately affect our revenues:

•	political and economic instability may inhibit export of our devices and limit potential customers' access to U.S. dollars in a country or region in which our customers are located;

•	we may experience difficulties in the timeliness of collection of foreign accounts receivable and be forced to write off receivables from foreign customers;

•	tariffs and other barriers may make our devices less cost competitive;

•	we may have difficulty in staffing and managing our international operations;

•	the laws of certain foreign countries may not adequately protect our trade secrets and intellectual property and may be burdensome to comply with; and

•	potentially adverse tax consequences to our customers may make our devices not cost competitive.

We will lose sales if we are unable to obtain government authorization to export our products.

Exports of our products to certain destinations, such as the People's Republic of China, Argentina, Brazil, India, Russia, Malaysia and Taiwan, may require pre-shipment authorization from U.S. export control authorities, including the U.S. Departments of Commerce and State. Authorization may be conditioned on end-use restrictions. Failure to receive these authorizations may materially and adversely affect our revenues and in turn our business, financial condition, results of operations and cash flows from international sales.

Our photovoltaics business is particularly sensitive to export control issues. All of our commercially available photovoltaic products are export-controlled and are currently subject to the jurisdiction of the U.S. Department of Commerce. Many of our customers are located in countries, like Russia, India, Argentina and Brazil, for which export licenses are required. Moreover, given the current global political climate, obtaining export licenses may be more difficult and time-consuming than in the past. Failure to obtain export licenses for photovoltaic shipments could significantly reduce revenues of our materials-related segment and could have a material adverse effect on our financial condition, results of operations and cash flows.

Our operating results could be harmed if we lose access to sole or limited sources of materials or services.

We currently obtain some components and services for our products from limited or single sources. We generally do not carry significant inventories of any raw materials. Because we often do not account for a significant part of our vendors' business, we may not have access to sufficient capacity from these vendors in periods of high demand. In addition, we risk having important suppliers terminate product lines, change business focus or even go out of business. If we were to change any of our limited or sole source vendors, we would be required to re-qualify each new vendor. Re-qualification could prevent or delay product shipments that could negatively affect our results of operations. In addition, our reliance on these vendors may negatively affect our production if the components vary in quality or quantity. If we are unable to obtain timely deliveries of sufficient components of acceptable quality or if the prices of components for which we do not have alternative sources increase, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Our products are difficult to manufacture and our production could be disrupted if we are unable to avoid manufacturing difficulties.

We manufacture all of our wafers and devices in our manufacturing facilities. Minute impurities, difficulties in the production process, defects in the layering of the devices' constituent compounds, wafer breakage or other factors can cause a substantial percentage of wafers and devices to be rejected or numerous devices on each wafer to be non-functional. These factors can result in lower than expected production yields, which would delay product shipments and may materially and adversely affect our operating results. We have experienced difficulties in achieving planned yields in the past, particularly in pre-production and upon initial commencement of full production volumes, which have adversely affected our gross margins. Because the majority of our costs of manufacture are relatively fixed, the number of shippable devices per wafer for a given product is critical to our financial results. Therefore, it is critical for us to improve the number of shippable product per wafer and increase the production volume of wafers in order to maintain and improve our results of operations. Additionally, because we manufacture products internally, any interruption in manufacturing resulting from fire, natural disaster, equipment failures or otherwise could materially and adversely affect our business, financial condition, results of operations and cash flows.

We face lengthy sales and qualifications cycles for our products and, in many cases, must invest a substantial amount of time and funds before we receive orders.

Several of our products are currently being tested to determine whether they meet customer or industry specifications. During this qualification period, we invest significant resources and dedicate substantial production capacity to the manufacture of these new products, prior to any commitment to purchase by the prospective customer and without generating significant revenues from the qualification process. If we are unable to meet these specifications or do not receive sufficient orders to profitably use the dedicated production capacity, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

Our historical and future budgets for operating expenses, capital expenditures, operating leases and service contracts are based upon our assumptions as to the anticipated market acceptance of our products. Because of the lengthy lead time required for our product development and the changes in technology that typically occur during such period, it is difficult to estimate customer demand for a product accurately. If our products do not achieve expected customer demand, our business, financial condition, results of operation and cash flows could be materially and adversely affected.

If our contract manufacturers fail to deliver quality products at reasonable prices and on a timely basis, our results of operations and financial condition could be materially affected.

We are increasing our use of contract manufacturers as an alternative to our own manufacturing of products. If these contract manufacturers do not fulfill their obligations to us, or if we do not properly manage these relationships and the transition of production to these contract manufacturers, our existing customer relationships may suffer. In addition, by undertaking these activities, we run the risk that the reputation and competitiveness of our products and services may deteriorate as a result of the reduction of our control over quality and delivery schedules. We also may experience supply interruptions, cost escalations and competitive disadvantages if our contract manufacturers fail to develop, implement or maintain manufacturing methods appropriate for our products and customers.

Our supply chain and manufacturing process relies on accurate forecasting to provide us with optimal margins and profitability. Because of market uncertainties, forecasting is becoming much more difficult. In addition, as we come to rely more heavily on contract manufacturers, we may have fewer personnel resources with expertise to manage these third-party arrangements.

Industry demand for skilled employees, particularly scientific and technical personnel with compound semiconductor experience, exceeds the number of skilled personnel available.

Our future success depends, in part, on our ability to attract and retain certain key personnel, including scientific, operational and management personnel. The competition for attracting and retaining these employees, especially scientists and technical personnel, is intense. Because of the intense competition for these skilled employees, we may be unable to retain our existing personnel or attract additional qualified employees in the future. If we are unable to retain our skilled employees and attract additional qualified employees to the extent necessary to keep up with our business demands and changes, our financial condition, results of operations and cash flows may be materially and adversely affected.

Protecting our trade secrets and obtaining patent protection is critical to our ability to effectively compete for business.

Our success and competitive position depend on protecting our trade secrets and other intellectual property. Our strategy is to rely both on trade secrets and patents to protect our manufacturing and sales processes and products. Reliance on trade secrets is only an effective business practice insofar as trade secrets remain undisclosed and a proprietary product or process is not reverse engineered or independently developed. We take certain measures to protect our trade secrets, including executing non-disclosure agreements with our employees, our joint venture partner, customers and suppliers. If parties breach these agreements or the measures we take are not properly implemented, we may not have an adequate remedy. Disclosure of our trade secrets or reverse engineering of our proprietary products, processes or devices could materially and adversely affect our business, financial condition, results of operations and cash flows.

There is also no assurance that any patents will afford us commercially significant protection of our technologies or that we will have adequate resources to enforce our patents. We are actively pursuing patents on some of our recent inventions. In addition, the laws of certain other countries may not protect our intellectual property to the same extent as U.S. laws.

Our failure to obtain or maintain the right to use certain intellectual property may adversely affect our financial results.

The compound semiconductor, optoelectronics, and fiber optic communications industries are characterized by frequent litigation regarding patent and other intellectual property rights. From time to time we have received and may receive in the future, notice of claims of infringement of other parties' proprietary rights and licensing offers to commercialize third party patent rights. Although we are not currently involved in any litigation relating to our intellectual property, there can be no assurance that:

•	infringement claims (or claims for indemnification resulting from infringement claims) will not be asserted against us or that such claims will not be successful;

•	future assertions will not result in an injunction against the sale of infringing products or otherwise significantly impair our business and results of operations;

•	any patent owned by us will not be invalidated, circumvented or challenged; or

•	we will not be required to obtain licenses, the expense of which may adversely affect our results of operations and profitability.

In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Litigation, which could result in substantial cost to us and diversion of our resources, may be necessary to defend our rights or defend us against claimed infringement of the rights of others.

Our management's stock ownership gives them the power to control business affairs and prevent a takeover that could be beneficial to unaffiliated shareholders.

Certain members of our management, specifically Thomas J. Russell, Chairman of our Board, Reuben F. Richards, Jr., President, Chief Executive Officer and a director, and Robert Louis-Dreyfus, a director, are former members of Jesup & Lamont Merchant Partners, L.L.C. They collectively beneficially own more than 20% of our common stock. Accordingly, such persons will continue to hold sufficient voting power to control our business and affairs for the foreseeable future. This concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of our company, which could have a material adverse effect on our stock price.

Unsuccessful control of the hazardous raw materials used in our manufacturing process could result in costly remediation fees, penalties or damages under environmental and safety regulations.

The production of wafers and devices involves the use of certain hazardous raw materials, including, but not limited to, ammonia, gallium, phosphine and arsine. If our control systems are unsuccessful in preventing a release of these materials into the environment or other adverse environmental conditions occur, we could experience interruptions in our operations and incur substantial remediation and other costs. Failure to comply with environmental and health and safety laws and regulations may materially and adversely affect our business, financial condition, results of operations and cash flows.

Recently enacted and proposed regulatory changes may cause us to incur increased costs.

Recently enacted and proposed changes in the laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002, will increase our expenses as we evaluate the implications of new rules and devote resources to respond to the new requirements. In particular, we expect to incur additional SG&A expense as we implement Section 404 of the Sarbanes-Oxley Act, which requires management to report on, and our independent auditors to attest to, our internal controls. Compliance with these new rules will require management to devote substantial time and attention, which could prove to be disruptive to product development, marketing and other business activities. Further, the impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers, which could harm our business.

We may have difficulty obtaining director and officer liability insurance in acceptable amounts for acceptable rates which could impair our ability to recruit and retain qualified officers and directors.

Like most other public companies, we carry insurance protecting our officers and directors against claims relating to the conduct of our business. Historically, this insurance covered, among other things, the costs incurred by companies and their management to defend against and resolve claims relating to management conduct and results of operations, such as securities class action claims. These claims typically are extremely expensive to defend against and resolve. Hence, as is customary, we purchase and maintain insurance to cover some of these costs. We pay significant premiums to acquire and maintain this insurance, which is provided by third-party insurers, and we agree to underwrite a portion of such exposures under the terms of the insurance coverage. Over the last several years, the premiums we have paid for this insurance have increased substantially. One consequence of the current economic environment and decline in stock prices has been a substantial increase in the number of securities class actions and similar claims brought against public corporations and their management. Consequently, insurers providing director and officer liability insurance have in recent periods sharply increased the premiums they charge for this insurance, raised retentions (that is, the amount of liability that a company is required to pay to defend and resolve a claim before any applicable insurance is provided), and limited the amount of insurance they will provide. Moreover, insurers typically provide only one-year policies.

Each year we negotiate with insurers to renew our director and officer insurance. Particularly in the current economic environment, we cannot assure you that in the future we will be able to obtain sufficient director and officer liability insurance coverage at acceptable rates and with acceptable deductibles and other limitations. Failure to obtain such insurance could materially harm our financial condition in the event that we are required to defend against and resolve any future securities class actions or other claims made against us or our management arising from the conduct of our operations. Further, the inability to obtain such insurance in adequate amounts may impair our future ability to retain and recruit qualified officers and directors.

Our business or our stock price could be adversely affected by issuance of preferred stock.

Our board of directors is authorized to issue up to 5,882,352 shares of preferred stock with such dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges as our board of directors, in its sole discretion, may determine. The issuance of shares of preferred stock may result in a decrease in the value or market price of our common stock, or our board of directors could use the preferred stock to delay or discourage hostile bids for control of us in which shareholders may receive premiums for their common stock or to make the possible sale of EMCORE or the removal of our management more difficult. The issuance of shares of preferred stock could adversely affect the voting and other rights of the holders of common stock and may depress the price of our common stock.

Certain provisions of New Jersey law and our charter may make a takeover of our company difficult even if such takeover could be beneficial to some of our shareholders.

New Jersey law and our certificate of incorporation, as amended, contain certain provisions that could delay or prevent a takeover attempt that our shareholders may consider in their best interests. Our board of directors is divided into three classes. Directors are elected to serve staggered three-year terms and are not subject to removal except for cause by the vote of the holders of at least 80% of our capital stock. In addition, approval by the holders of 80% of our voting stock is required for certain business combinations unless these transactions meet certain fair price criteria and procedural requirements or are approved by two-thirds of our continuing directors. We may in the future adopt other measures that may have the effect of delaying or discouraging an unsolicited takeover, even if the takeover were at a premium price or favored by a majority of unaffiliated shareholders. Certain of these measures may be adopted without any further vote or action by our shareholders, and this could depress the price of the Company's common stock.

Special Note Regarding Forward Looking Statements

This prospectus includes forward-looking statements. These forward-looking statements are based largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward looking statements may be identified by the use of words such as "expects", "anticipates", "intends", "plans", "believes", "estimate", "target", "may", "will" and variations of these words and similar expressions. These forward-looking statements are subject to business, economic and other risks and uncertainties, and actual results may differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include, but are not limited to, those discussed under "Risk Factors", "Forward-Looking Statements" and elsewhere in this report. The cautionary statements made in this prospectus should be read as being applicable to all forward-looking statements wherever they appear in this report. This discussion should be read in conjunction with the Consolidated Financial Statements, including the related footnotes. These forward-looking statements include, without limitation, any and all statements or implications regarding:

•	The ability of EMCORE Corporation (EMCORE) to remain competitive and a leader in its industry and the future growth of EMCORE, the industry and the economy in general;

•	difficulties arising from the separation of the TurboDisc business from EMCORE's ongoing business lines;

•	difficulties in integrating recent or future acquisitions into EMCORE's operations;

•	the expected level and timing of benefits to EMCORE from its restructuring and realignment efforts, including:

•	expected cost reductions and its impact on EMCORE's financial performance,

•	expected improvement to EMCORE's product and technology development programs,

•	the belief that restructuring and realignment efforts will position EMCORE better in its current business environment and prepare it for future growth with increasingly competitive new product offerings and improved long-term cost structure; and

•	guidance provided by EMCORE regarding its expected financial performance in current or future periods, including, without limitation, with respect to anticipated revenues for any period in fiscal 2004 and subsequent periods.

These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following:

•	The disposition of our TurboDisc business may result in decreased revenues going forward as well as additional difficulties arising from the separation of its operations from our ongoing operations; and

•	other risks and uncertainties described in EMCORE's filings with the Securities and Exchange Commission (SEC) (including under the heading "Risk Factors" beginning on page 13 of this prospectus), such as:

•	cancellations, rescheduling or delays in product shipments;

•	manufacturing capacity constraints;

•	lengthy sales and qualification cycles;

•	difficulties in the production process;

•	changes in semiconductor industry growth;

•	increased competition; and

•	delays in developing and commercializing new products.

Price Range of Common Stock

Our common stock is traded on The Nasdaq National Market under the symbol "EMKR." The following table sets forth, for the periods indicated, the high and low reported sales prices per share of our common stock as reported on The Nasdaq National Market.

	High	Low
Fiscal year ended September 30, 2002
First Quarter	$17.04	$7.67
Second Quarter	16.97	7.59
Third Quarter	10.48	3.60
Fourth Quarter	6.00	1.42
Fiscal year ended September 30, 2003
First Quarter	$3.38	$0.98
Second Quarter	2.50	1.65
Third Quarter	3.98	1.66
Fourth Quarter	3.90	2.40

On January 20, 2004, the last reported sale price of our common stock was $7.60 per share. As of January 8, 2004, there were approximately 5,186 holders of record of our common stock.

Our new notes will not be listed on any national securities exchange or included in any automated quotation system, but we expect they will be eligible for trading in the PORTAL market of the National Association of Securities Dealers, Inc.

Dividend Policy

We have not declared or paid any cash dividends on our capital stock since inception. We currently intend to retain all of our cash and any future earnings to finance the growth and development of our business and therefore do not expect to pay cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our board of directors deems relevant.

Unaudited Pro Forma Information

The unaudited information below is presented pro forma to reflect the effects of the exchange offer, as if it occurred on October 1, 2002 (except with respect to Pro Forma Book Value Per Share, in which case the exchange offer is assumed to have occurred on September 30, 2003), under two scenarios. Under alternative (1) below, we have assumed that the minimum $137,487,500 principal amount of the existing notes are validly tendered in the exchange offer, and under alternative (2) that the entire $161,750,000 outstanding principal amount of the existing notes are validly tendered in the exchange offer.

Pro Forma Ratio of Earnings to Fixed Charges

For the fiscal year ended September 30, 2003, earnings would have been insufficient to cover fixed charges by:

under alternative (1) $33,526 million, and

under alternative (2) $32,794 million.

Pro Forma Book Value Per Share

As of September 30, 2003, the book value per common share would have been $2.30, assuming alternative (1) and $2.46 assuming alternative (2).

Capitalization

The following table sets forth our consolidated audited capitalization as adjusted to give effect to the issuance of the new notes and shares of common stock in the exchange offer under two scenarios. In the second column below, we have assumed that the minimum $137,487,500 principal amount of the existing notes are validly tendered and accepted for exchange in the exchange offer, and in the third column that the entire $161,750,000 outstanding principal amount of the existing notes are validly tendered and accepted for exchange at September 30, 2003.

	September 30, 2003
	Actual	As Adjusted, Assuming 85% Participation	As Adjusted, Assuming 100% Participation
		(in thousands)
Long-term debt, less current portion:
5% convertible senior subordinated notes due 2011 (new notes)	$—	$75,618	$88,963
5% convertible subordinated notes due 2006 (existing notes)	161,750	24,263	—
Other long-term debt	41	41	41
Total long-term debt	161,791	99,922	89,004
Total shareholders' equity	44,772	106,641	117,559
Total capitalization	$206,563	$206,563	$206,563

Selected Consolidated Financial Data

The selected consolidated operating data for the fiscal years ended September 30, 2003, 2002 and 2001 and the consolidated balance sheet data as of September 30, 2003 and 2002 are derived from our audited consolidated financial statements audited by Deloitte & Touche LLP, independent auditors, which are incorporated by reference in this prospectus. Please refer to the complete consolidated financial statements and related existing notes for more information. The selected consolidated operating data for the fiscal years ended September 30, 2000 and 1999 and the selected balance sheet data as of September 30, 2001, 2000 and 1999 have been derived from our consolidated financial statements audited by Deloitte & Touche LLP that are not included or incorporated by reference in this prospectus. These results are not necessarily indicative of the results that may be expected for future periods.

	For the fiscal years ended September 30,
Statements of Operations Data	2003	2002	2001	2000	1999
	(in thousands, except per share amounts)
Revenues	$113,106	$87,772	$184,614	$104,506	$58,341
Cost of revenues	98,589	88,414	114,509	61,301	33,158
Gross profit (loss)	14,517	(642)	70,105	43,205	25,183
Operating expenses:
Selling, general and administrative	28,990	28,227	29,851	21,993	14,433
Goodwill amortization	—	—	1,147	4,392	4,393
Research and development	22,181	40,970	53,391	32,689	20,713
Impairment and restructuring	—	36,721	—	—	—
(Gain) loss from debt extinguishment(1)	(6,614)	—	—	—	1,334
Total operating expenses	44,557	105,918	84,389	59,074	40,873
Operating loss	(30,040)	(106,560)	(14,284)	(15,869)	(15,690)
Other (income) expense:
Interest (income) expense, net	7,257	6,107	(2,048)	(4,492)	866
Imputed warrant interest expense	—	—	—	843	1,136
Other (income) expense	—	14,388	(15,920)	—	—
Equity in net loss of unconsolidated affiliates	1,228	2,706	12,326	13,265	4,997
Total other (income) expense	8,485	23,201	(5,642)	9,616	6,999
Loss before cumulative effect of a change in accounting principle	(38,525)	(129,761)	(8,642)	(25,485)	(26,689)
Cumulative effect of change in accounting principle	—	—	(3,646)	—	—
Net loss	($38,525)	($129,761)	($12,288)	($25,485)	($22,689)
Per Share Data
Weighted average shares used in calculating per share data	36,999	36,539	34,438	31,156	21,180
Loss per basic and diluted share before cumulative effect of change in accounting principle	($1.04)	($3.55)	($0.25)	($0.82)	($1.09)
Net loss per basic and diluted share	($1.04)	($3.55)	($0.36)	($0.82)	($1.09)

(1)	In accordance with Statement of Financial Accounting Standards No. 145, Recission of FASB Statements 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections, EMCORE has reclassed the loss on the early extinguishment of debt recorded in fiscal 1999 from extraordinary item to a component of operating expenses.

The Exchange Offer

This prospectus and the related letter of transmittal for the exchange offer set forth the terms and conditions of the exchange offer.

We are making this exchange offer because we believe the exchange offer will strengthen our financial position, improve our capital structure and reduce our cash expenditure, without adversely affecting our product development programs, by:

•	eliminating up to $161,750,000 principal amount of existing notes;

•	deferring the maturity of our long-term debt from May 15, 2006 to May 15, 2011;

•	reducing our interest expense by up to $3,639,375 per year, although we will continue to incur interest expense for a longer period of time;

•	increasing the likelihood that current holders of existing notes will elect to convert their new notes into shares of our common stock, due to the lower conversion rate; and

•	offering our bondholders the opportunity to participate in the equity value of the Company.

Terms of the Exchange Offer

We are offering to exchange $550 principal amount of our new notes and $350 payable in our common stock, based on the average of the closing bid prices of our common stock for the five consecutive trading days ending on and including the third trading day prior to the expiration date, up to a maximum of 65.18 shares, for each $1,000 principal amount of any and all of our existing notes that are validly tendered on the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal for the exchange offer. The total consideration exchanged for each $1,000 principal amount of existing notes tendered will not exceed $900. As of the date of this prospectus, $161,750,000 aggregate principal amount of our existing notes were outstanding. At the time the new notes are issued on the closing date of the exchange offer, we will pay to holders of existing notes tendered in the exchange offer all interest that is due and payable on such existing notes up to, but excluding, the closing date for the exchange offer. Interest on the new notes will begin to accrue as of the closing date of the exchange offer.

You may tender all, some or none of your existing notes. Holders must tender existing notes in a minimum principal amount of $1,000 or integral multiples thereof. The new notes will be issued in denominations of $1,000 principal amount or integral multiples thereof. We will pay cash for any fractional portion of new notes and shares of common stock. We will pay accrued and unpaid interest on the existing notes tendered in the exchange offer in cash. The exchange offer is not being made to, and we will not accept tenders of existing notes from, holders of existing notes in any jurisdiction in which the exchange offer, or the acceptance of the exchange offer, would not be in compliance with the securities or "blue sky" laws of that jurisdiction.

Our board of directors and officers do not make any recommendation to the holders of existing notes as to whether or not to tender all or any portion of their existing notes in the exchange offer. In addition, we have not authorized anyone to make any recommendation. You must make your own decision whether to tender your existing notes in the exchange offer and, if so, the amount of your existing notes to tender.

Expiration Date

The expiration date for the exchange offer is 11:59 p.m., New York City time, on February 18, 2004, unless we extend the offer. We may, at any time and from time to time, extend the expiration date for the exchange offer for any reason, subject to applicable law. The last date on which tenders of existing notes will be accepted, whether on February 18, 2004 or any later date to which the exchange offer may be extended, is referred to in this prospectus as the expiration date. Subject to the conditions described below, and assuming that we have not previously elected to amend the exchange offer in any respect, we will accept for exchange all existing notes that are properly tendered on or prior to the expiration of the exchange offer and not withdrawn in the manner described below. See the section of this prospectus entitled "Exchange Offer — Conditions for Completion of the Exchange Offer" beginning on page 35. The form and terms of the new notes are described in the section of this prospectus entitled "Description of New Notes" beginning on page 40.

Extensions; Amendments; Termination

If any condition to the exchange offer is not satisfied, in our reasonable judgment, prior to the expiration of the exchange offer, we expressly reserve the right to:

•	extend the time period during which the exchange offer is open, by giving oral or written notice of an extension to the holders of existing notes in the manner described below;

•	amend the terms of the exchange offer, other than the condition that the registration statement be effective under the Securities Act of 1933; or

•	terminate the exchange offer.

If we consider an amendment to the exchange offer to be material, or if we waive a material condition of the exchange offer, we will promptly disclose the amendment in a prospectus supplement, and if required by law, we will extend the exchange offer for the required applicable period of five to ten business days.

We will give oral or written notice of any (1) extension, (2) amendment, (3) non-acceptance or (4) termination to the holders of the existing notes as promptly as practicable. In the case of any extension, we will issue a press release or other public announcement no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date or an earlier date if appropriate.

Procedures for Tendering Existing Notes

Your tender to us of existing notes and our acceptance of your tender will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal for the exchange offer, subject to the withdrawal rights set forth below under the caption "— Withdrawal Rights" beginning on page 34. By signing the letter of transmittal or delivering an agent's message pursuant to DTC's Automated Tender Offer Program (commonly known as "ATOP") procedures, as described below, you will be deemed to have made the representations and warranties contained in the letter of transmittal for the exchange offer in connection with your decision to tender existing notes in the exchange offer.

All of the existing notes are evidenced by one or more global notes that have been deposited with the trustee for the existing notes as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Therefore, to validly tender existing notes in the exchange offer, you must comply with the procedures described below.

Tender of Existing Notes Held Through a Custodian

If you are a beneficial holder of existing notes that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee and you wish to tender your existing notes in the exchange offer, you must contact such registered holder promptly and instruct the custodian to tender your existing notes on your behalf. Your custodian will provide you with their instruction letter, which you must use to give these instructions. If you are a beneficial owner of existing notes that are held of record by DTC or its nominee, through authority granted by DTC, you must direct the DTC participant through which your existing notes are held to tender your existing notes on your behalf in accordance with the procedures described below.

Tender of Existing Notes Held Through DTC

To effectively tender existing notes that are held through DTC, DTC participants should electronically transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then credit the exchange agent's account and verify the acceptance and send an agent's message to the exchange agent for its acceptance.

Delivery of tendered existing notes must be made to the exchange agent pursuant to the book-entry delivery procedures described below or the tendering DTC participant must comply with the guaranteed delivery procedures described below. No letters of transmittal will be required if participants tender existing notes through ATOP.

In addition, the exchange agent for the exchange offer must receive:

•	either a completed and signed letter of transmittal for the exchange offer, or an electronic confirmation pursuant to DTC's ATOP system indicating the principal amount of existing notes to be tendered in the exchange offer and any other documents, if any, required by the letter of transmittal; and

•	prior to the expiration date of the exchange offer, a confirmation of book-entry transfer of such existing notes, into the exchange agent's account at DTC, in accordance with the procedures for book-entry transfer described below; or

•	the holder of such existing notes must comply with the guaranteed delivery procedures described below.

Book-Entry Delivery Procedures

Your existing notes must be tendered by book-entry transfer. The exchange agent for the exchange offer will establish an account with respect to the existing notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC may make book-entry delivery of existing notes by having DTC transfer such existing notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although your existing notes may be tendered through book-entry transfer at the DTC facility, the letter of transmittal (or a facsimile of it) or an electronic confirmation pursuant to DTC's ATOP system, with any required signature guarantees and any other required documents, if any, must be transmitted to and received or confirmed by the exchange agent at its address listed below under the caption "— Exchange Agent" beginning on page 39 and on the back cover of this prospectus prior to the expiration of the exchange offer. You or your broker must ensure that the exchange agent receives an agent's message from DTC confirming the book-entry transfer of your existing notes. An agent's message is a message transmitted by DTC and received by the exchange agent that forms a part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC tendering the notes that such participant agrees to be bound by the terms of the letter of transmittal. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

If you are an institution that is a participant in DTC's book-entry transfer facility, you should follow the same procedures that are applicable to persons holding existing notes through a financial institution.

Do not send letters of transmittal for the exchange offer or other required documents to us, CIBC World Markets Corp. or the information agent.

It is your responsibility that all necessary materials are received by the exchange agent before the expiration of the exchange offer. If the exchange agent does not receive all of the required materials before the expiration of the exchange offer, your existing notes will not be validly tendered in the exchange offer.

Any existing notes that are not accepted for exchange pursuant to the exchange offer for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

We will have accepted the validity of existing notes tendered in the exchange offer if and when we give oral or written notice to the exchange agent. The exchange agent will act as the tendering holders' agent for purposes of receiving the new notes from us. If we do not accept any existing notes tendered in the exchange offer for exchange because of an invalid tender or the occurrence of any other event, the exchange agent will return those existing notes tendered in the exchange offer to the holder thereof, without expense, promptly after the expiration or termination of the exchange offer via book-entry transfer through DTC.

Our Interpretations Are Binding

We will determine in our sole and absolute discretion, all questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of existing notes tendered in the exchange offer. Our determination will be final and binding on all parties. We reserve the absolute right to reject any and all particular existing notes that are not properly tendered in the exchange offer or to not accept any particular existing note if the acceptance might, in our judgment or our counsel's judgment, be unlawful. We reserve the absolute right to waive any defects or irregularities with respect to the tender of any particular existing notes, either before or after the expiration of the exchange offer, including the right to waive the ineligibility of any holder who seeks to tender existing notes in the exchange offer. Tenders of existing notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Our interpretation of the terms and conditions of the exchange offer with respect to the tender of any particular existing note, either before or after the expiration of the exchange offer, including the related letter of transmittal and the instructions to such letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities with respect to tenders of existing notes in the exchange offer must be cured within such reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of existing notes in the exchange offer, nor shall we or any of them incur any liability for failure to give such notification.

Guaranteed Delivery Procedures

If you desire to tender your existing notes and you cannot complete the procedures for book-entry transfer described above on a timely basis, you may still tender your existing notes if:

•	you tender your existing notes through an eligible institution;

•	prior to the expiration of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed letter of transmittal (or a facsimile copy of it) or an electronic confirmation pursuant to DTC's ATOP system, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery; that:

—	sets forth the name and address of the holder of existing notes and the amount of existing notes being tendered;

—	states that the tender is being made thereby; and

—	guarantees that within three trading days after the expiration date of the exchange offer, a book-entry confirmation of delivery and any other documents required by the letter of transmittal, if any, will be deposited by the eligible institution with the exchange agent; and

•	book-entry confirmation of delivery and all other documents, if any, required by the letter of transmittal are received by the exchange agent within three trading days after the expiration date of the exchange offer.

The notice of guaranteed delivery relating to the exchange offer must be sent by hand delivery or by facsimile to the exchange agent and must include a guaranty by an eligible institution in the form set forth in the notice of guaranteed delivery relating to the exchange offer.

Acceptance of Existing Notes for Exchange; Delivery of New Notes and Common Stock

Subject to our right to amend the exchange offer at any time prior to the expiration of the exchange offer, and upon satisfaction or waiver of all of the conditions to the exchange offer, promptly after the expiration of the exchange offer, we will accept all existing notes properly tendered and not withdrawn and issue the new notes and shares of our common stock offered in exchange for such existing notes. The section of this prospectus entitled "The Exchange Offer — Conditions for

Completion of the Exchange Offer," beginning on page 35, provides further information regarding the conditions to the exchange offer. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered existing notes for exchange when, as and if we have given oral or written notice to the exchange agent for the exchange offer, with written confirmation of any oral notice to be given promptly after giving such notice.

Any existing notes we acquire pursuant to the exchange offer will be retired. The new notes will be issued only in denominations of $1,000 and integral multiples thereof, and we will pay cash in the exchange offer for any fractional portion of a new note or share of common stock issuable as a result of the exchange, after aggregating all notes tendered in the exchange offer by each holder. For each $1,000 principal amount of existing notes accepted for exchange pursuant to the exchange offer, the holder of such existing note will receive a new note having a principal amount of $550 and $350 payable in shares of our common stock if our stock price is greater than $5.37 per share, or 65.18 shares of our common stock if our stock price is at or below $5.37 per share. The total consideration exchanged for each $1,000 principal amount of existing notes tendered will not exceed $900. The stock price is based on the average of the closing bid prices of our common stock for the five consecutive trading days ending on and including the third trading day prior to the expiration date. The new notes will bear interest from the closing date of the exchange offer. Existing notes accepted for exchange pursuant to the exchange offer will cease to accrue interest from and after the date of consummation of the exchange offer. At the time the new notes are issued upon consummation of the exchange offer, we will pay to holders of the existing notes tendered for exchange all interest that is due and payable on such existing notes to, but excluding, the closing date for the exchange offer. Interest on the new notes will begin to accrue as of the closing date of the exchange offer.

In all cases, issuance of new notes and shares of common stock for existing notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent for the exchange offer of:

•	a timely book-entry confirmation of such existing notes into the exchange agent's account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal or an electronic confirmation of the submitting holder's acceptance through DTC's ATOP system; and

•	all other required documents, if any.

If we do not accept any of your existing notes tendered in the exchange offer for any reason, your unaccepted existing notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility will be returned to you in accordance with the book-entry procedures described above promptly after the expiration or termination of the exchange offer. If you tender into the exchange offer existing notes with a principal amount that is less than the aggregate principal amount of all existing notes that you hold, the balance of your existing notes that you do not tender for exchange will be credited to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

Withdrawal Rights

You may withdraw any existing notes that you previously tendered in the exchange offer at any time prior to the expiration of the exchange offer.

In addition, you may withdraw any existing notes that were previously tendered but not yet accepted for exchange pursuant to the exchange offer after March 17, 2004.

If you hold your existing notes directly through the Depository Trust Company, or DTC, or through a broker, dealer, commercial bank, trust company or other nominee and you tendered your existing notes through DTC's Automatic Tender Offer Program (commonly known as "ATOP"), you may, at any time before the expiration of our exchange offer, withdraw any or all of our existing notes that you previously tendered in our exchange offer. Any such withdrawal must be done through ATOP. In the event you hold your existing notes in certificated form and you tendered your existing notes by physical delivery to the exchange agent, you may withdraw any or all of the certificated existing notes that you previously tendered in our exchange offer, at any time before the expiration of our exchange offer, by delivering a written notice of withdrawal to Wilmington Trust Company, the exchange agent for our exchange offer. As of the date of this prospectus, we believe there are no certificated existing notes.

Any existing notes so withdrawn will be deemed not to have been validly tendered in the exchange offer and no new notes or shares of our common stock will be issued in exchange for any withdrawn existing notes unless they have been validly retendered in the exchange offer. Any existing notes that have been tendered in the exchange offer, but which are not exchanged for any reason, will be credited to an account maintained with the book-entry transfer facility for the existing notes (or, if the tendered existing notes were certificated notes, returned to the tendering holder thereof) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered in the exchange offer by following the procedures described under the section of this prospectus entitled "The Exchange Offer — Procedures for Tendering Existing Notes," beginning on page 31 above, at any time on or prior to the expiration of the exchange offer.

Conditions for Completion of the Exchange Offer

We will not accept existing notes in exchange for new notes pursuant to the exchange offer, and we may terminate or not complete the exchange offer if:

•	any investor or group of investors acquires, or obtains the right to acquire, 20% or more of our common stock (or securities convertible into our common stock) or our voting power, on a post-transaction basis, as a result of the exchange offer;

•	less than 85% in principal amount of the existing notes are properly tendered and not withdrawn prior to the expiration of the exchange offer;

•	the registration statement covering the issuance of new notes pursuant to the exchange offer is not declared effective under the Securities Act of 1933 prior to the expiration of the exchange offer; or

•	the Form T-1 with respect to the indenture governing the new notes is not declared effective under the Trust Indenture Act of 1939 prior to the expiration of the exchange offer.

For purposes of the first condition above, a "group" will constitute two or more persons that have identified themselves as a group in a public filing made with the Securities and Exchange Commission. Whether an investor acquires 20% or more of our common stock is calculated based on the assumption that the investor has exercised all of its rights to obtain our common stock and that no other parties have exercised rights to obtain our common stock.

In addition, we may not accept existing notes for exchange, and may terminate or not complete the exchange offer if:

•	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the exchange offer or otherwise relating in any manner to the exchange offer is instituted or threatened;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction is proposed, enacted, enforced or deemed applicable to the exchange offer, any of which would or might restrain, prohibit or delay completion of the exchange offer or impair our ability to realize the contemplated benefits of the exchange offer described in the section of this prospectus entitled "The Exchange Offer — Terms of the Exchange Offer" beginning on page 30 above;

•	any of the following occurs and the adverse effect of such occurrence is, in our reasonable judgment, continuing:

—	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

—	any extraordinary or material adverse change in United States financial markets generally, including, without limitation, a decline of at least twenty percent (20%) in either the Dow Jones Average of Industrial stocks or the Standard & Poor's 500 Index from the date of the commencement of the exchange offer;

—	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

—	any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions;

—	a commencement of a war or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the exchange offer; or

—	if any of the situations described above existed at the time of commencement of the exchange offer and that situation deteriorates materially after commencement of the exchange offer;

•	any tender or exchange offer, other than the exchange offer described in this prospectus by us, with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us is proposed, announced or made by any person or entity;

•	any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened adverse change in our or our subsidiaries' business condition, income, operations, stock ownership or prospects, or any event or condition occurs that, in our reasonable judgment, makes it otherwise inadvisable to proceed with the exchange offer;

•	as the term group is used in Section 13(d)(3) of the Securities Exchange Act of 1934,

—	any person, entity or group acquires more than five percent (5%) of the outstanding shares of our common stock, other than a person, entity or group that had publicly disclosed such ownership with the Securities and Exchange Commission prior to the date of commencement of the exchange offer;

—	any such person, entity or group which had publicly disclosed such ownership prior to such date of commencement of the exchange offer acquires additional shares of our common stock constituting more than two percent (2%) of our outstanding shares of common stock; or

—	any new group is formed that beneficially owns more than five percent (5%) of the outstanding shares of our common stock and that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the exchange offer or otherwise accept any existing notes for exchange pursuant to the exchange offer.

If any of the above events occurs, we may:

•	extend the time period during which the exchange offer is open and, subject to your withdrawal rights described above under the caption "—Withdrawal Rights" beginning on page 34 above, retain all existing notes tendered in the exchange offer until the extended exchange offer expires;

•	amend the terms of the exchange offer; or

•	terminate the exchange offer and promptly return all existing notes tendered in the exchange offer to tendering holders of such existing notes.

The above conditions are for our sole benefit. We may assert these conditions, regardless of the circumstances giving rise to them, prior to the expiration of the exchange offer. We may also waive any of these conditions (other than the conditions relating to the acquisition of 20% or more of our common stock or voting power, the effectiveness of the registration statement and the qualification of the new notes indenture) in whole or in part at any time in our sole discretion prior to the expiration of the exchange offer and, subject to any requirement to extend the time period during which the exchange offer is open, complete the exchange offer. All conditions to the exchange offer must be satisfied or waived prior to the expiration of the exchange offer. If we waive any condition to the exchange offer, we will do so with respect to all holders of existing notes. Our failure at any time to exercise any of our rights under any of the conditions described above will not be deemed a waiver of any such rights. Each right is an ongoing right which may be asserted at any time prior to the expiration of the exchange offer. Any determination by us concerning the conditions described above will be final and binding upon all parties.

In addition, we will not accept for exchange any existing notes tendered in the exchange offer, and no new notes will be issued in exchange for any such existing notes pursuant to the exchange offer, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part.

Fees and Expenses

CIBC World Markets Corp. is acting as the dealer manager in connection with the exchange offer. CIBC World Markets Corp. will receive a fee in the manner described below for its services as dealer manager, payable if and when the exchange offer is completed. In addition, we will reimburse CIBC World Markets Corp. for all of its reasonable expenses, including reasonable fees and expenses of its counsel up to $50,000, whether or not the exchange offer is consummated.

We will pay CIBC World Markets Corp., for its services as the dealer manager for the exchange offer, a fee, in cash, of up to 1.125% of the aggregate principal amount of all existing notes tendered and accepted by EMCORE in the exchange offer.

We have agreed to indemnify CIBC World Markets Corp. against specified liabilities relating to or arising out of the exchange offer, including civil liabilities under the federal securities laws, and to contribute to payments that CIBC World Markets Corp. may be required to make in respect thereof. However, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, may be unenforceable. CIBC World Markets Corp. may from time to time hold existing notes, new notes and our common stock in its proprietary accounts, and to the extent it owns existing notes in these accounts at the time of the exchange offer, CIBC World Markets Corp. may tender these existing notes in the exchange offer.

In connection with the exchange offer, we, and certain of our executive officers and directors, have agreed with CIBC World Markets Corp. not to sell or otherwise dispose of any shares of our common stock or securities convertible into our common stock without the prior written consent of CIBC World Markets Corp. for a period of 45 days after the date of this prospectus. The restrictions applicable to us exclude grants of employee stock options in connection with existing plans, grants or restricted stock in connection with year end reviews and the exercise of currently outstanding options or warrants. The restrictions applicable to our officers and directors are also subject to limited exceptions, including:

•	transfers in connection with gifts to family members or charitable contributions,

•	exercises of warrants or options,

•	sales not in excess of $1 million when combined with sales by any other person subject to the restrictions,

•	sales within the Company's 401(k) plan, and

•	transfers to affiliates not involving a public distribution or public offering if the transferee agrees to be bound by the restrictions.

We have retained DF King & Co., Inc. to act as the information agent for the exchange offer and Wilmington Trust Company to act as the exchange agent for the exchange offer. The information agent may contact holders of existing notes by mail, telephone, facsimile transmission and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the exchange offer to beneficial owners. The information agent and the exchange agent each will receive reasonable compensation for their respective services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with their services, including liabilities under the federal securities laws.

Neither the information agent nor the exchange agent has been retained to make solicitations or recommendations. The fees they receive will not be based on the principal amount of existing notes tendered pursuant to the exchange offer.

We will not pay any fees or commissions to any broker or dealer or any other person, other than CIBC World Markets Corp., for soliciting tenders of existing notes in the exchange offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us. We estimate these expenses to be approximately $2.75 million in the aggregate, assuming all of the existing notes are tendered into the exchange offer.

Exchange Agent

Wilmington Trust Company has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal for the exchange offer should be directed to the exchange agent at the address listed below. Questions about the exchange offer, requests for assistance in connection with the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

Wilmington Trust Company, Exchange Agent

By registered and certified mail: Christine Kushto, CCTS Financial Services Officer Wilmington Trust Company 1100 North Market Street Rodney Square North Wilmington, DE 19890-1615	By regular mail or overnight courier: Christine Kushto, CCTS Financial Services Officer Wilmington Trust Company 1100 North Market Street Rodney Square North Wilmington, DE 19890-1615

In person by hand only:

Christine Kushto, CCTS Financial Services Officer Wilmington Trust Company 1100 North Market Street Rodney Square North Wilmington, DE 19890-1615

For information call:
(302) 636-6469

By facsimile transmission (for eligible institutions only): (302) 636-4145
Attention: Christine Kushto

Confirm by Telephone:
(302) 636-6469

If you deliver the letter of transmittal for the exchange offer to an address other than as listed above or transmission of instructions via facsimile other than as listed above, then such delivery or transmission does not constitute a valid delivery of such letter of transmittal or transmission of instructions.

No Recommendation

We are not making any recommendation regarding whether you should tender your existing notes in the exchange offer, and, accordingly, you must make your own determination as to whether to tender your existing notes for exchange in the exchange offer after reading this prospectus and consulting with your own advisors, if any, based on your own financial position and requirements.

Consequences of Exchanging or Failing to Exchange Existing Notes

The existing notes that are not tendered in the exchange offer will be subordinate in right of payment to the new notes. Further, the liquidity and trading market of the existing notes that are not tendered in the exchange offer are likely to be adversely affected to the extent that any existing notes are tendered and accepted for exchange in the exchange offer.

Description of New Notes

We will issue the new notes under an indenture between us and Deutsche Bank Trust Company Americas, as trustee (the "new notes indenture"). The following is a summary of the material terms of the new notes and the new notes indenture. We urge you to read the new notes indenture because it, and not this description, defines your rights as a holder of the new notes.

General

The new notes will be unsecured general obligations of EMCORE. The new notes will be subordinate in right of payment to our present and future senior debt, except that they will be senior in right of payment to our existing notes, as described below under the caption "— Subordination of New Notes" beginning on page 42. The new notes will be convertible into common stock as described below under the caption "— Conversion of New Notes" beginning on page 40. The new notes will be issued only in denominations of $1,000 or in integral multiples thereof. The new notes will mature on May 15, 2011, unless earlier converted by you, redeemed at our option or purchased by us at your option upon a change of control, as described below under the captions "— Provisional Redemption" and "— Purchase of New Notes at Your Option Upon a Change of Control" beginning on page 45.

The new notes indenture will not limit our or our subsidiaries' ability to pay dividends, incur debt or issue or repurchase securities. In addition, there will be no financial covenants in the new notes indenture. You will not be protected under the new notes indenture in the event of a highly leveraged transaction or a change of control of EMCORE, except to the extent described below under the caption "— Purchase of New Notes at Your Option Upon a Change of Control" beginning on page 45.

The new notes will bear interest at an annual rate of 5%. Interest will be payable on May 15 and November 15 of each year, beginning May 15, 2004, subject to limited exceptions if the new notes are converted, redeemed or purchased prior to the next scheduled interest payment date. The record dates for the payment of interest will be May 1 and November 1. We may, at our option, pay interest on the new notes by check mailed to the holders. However, a holder with an aggregate principal amount of new notes in excess of $2 million will be paid by wire transfer in immediately available funds at its election. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the new notes due on any day that is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time. Interest on the new notes will begin to accrue as of the closing date of the exchange offer.

We will maintain, through the trustee, an office in The City of New York where the new notes may be presented for registration, transfer, exchange or conversion. Except under the limited circumstances described below, the new notes will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of new notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of New Notes

You will have the right, at your option, to convert your new notes into shares of our common stock at any time prior to maturity, unless previously redeemed or purchased, at the conversion price of $8.06 per share, subject to adjustment as described below.

Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the new notes. New notes surrendered for conversion from the close of business on any regular record date to the date immediately preceding any interest payment date, must be accompanied by payment of an amount equal to the interest on the new notes that the holder is about to surrender, except if such new notes or portions thereof have been called for redemption or are subject to purchase following a change of control on a date during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and you surrender new notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion to the date of conversion or for any later period.

We will not issue fractional shares of common stock upon conversion of new notes. Instead, we will pay cash equal to such fraction multiplied by the closing market price of the common stock on the last trading day prior to the conversion date.

If the new notes are called for redemption or are subject to repurchase following a change of control, your conversion rights on the new notes called for redemption or subject to repurchase will expire at the close of business on the last business day before the redemption date or repurchase date, as the case may be, unless we default in the payment of the redemption price or repurchase price, in which case your conversion rights will terminate at the close of business on the date the default is cured and we redeem or repurchase the new notes. If you have submitted your new notes for repurchase upon a change of control, you may only convert your new notes if you withdraw your election in accordance with the new notes indenture.

Conversion Rate Adjustments

We will adjust the conversion price if any of the following events occurs:

(1)	we issue shares of our common stock as a dividend or distribution on our common stock;

(2)	we subdivide or combine our outstanding common stock;

(3)	we issue to all or substantially all holders of our common stock rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

(4)	we distribute to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

•	dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

•	dividends or distributions exclusively in cash referred to in clause (5) below; and

•	distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

(5)	we pay a dividend or make an all-cash distribution to all or substantially all holders of our common stock in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

(6)	we purchase our common stock pursuant to a tender offer (within the meaning of the U.S. federal securities laws) made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that, together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the 12 months preceding the triggering of a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the 12 months preceding the triggering of a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

In the event of:

•	any reclassification of our common stock,

•	a consolidation, merger or combination involving EMCORE, or

•	a sale or conveyance to another person of the property and assets of EMCORE as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of new notes will generally be entitled to convert their new notes into the same type of consideration received by common stockholders immediately prior to one of these types of events.

We are permitted to reduce the conversion price of the new notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in the best interest of EMCORE. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax consequences to holders of our common stock in connection with a dividend or distribution of stock or similar event.

You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income taxation as a result of an adjustment or the non-occurrence of an adjustment to the conversion price.

No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Subordination of New Notes

The payment of the principal of, premium, if any, and interest on the new notes is subordinated to the extent provided in the new notes indenture to the prior payment in full, in cash or other payment satisfactory to the holders thereof, of all senior indebtedness.

The new notes issued pursuant to this exchange offer will, however, be senior in right of payment to any of the existing notes that remain outstanding after the exchange offer.

Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment of the principal of, premium, if any, and interest on the new notes will be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all senior indebtedness.

In the event of any acceleration of the new notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all obligations with respect to such senior indebtedness before the holders of new notes are entitled to receive any payment or other distribution. We are required to promptly notify holders of senior indebtedness if payment of the new notes is accelerated because of an event of default.

We may not make any payment on the new notes if:

•	a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace; or

•	any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a notice of such default, which we refer to as a payment blockage notice, from any person permitted to give this notice under the new notes indenture.

We may resume making payments on the new notes:

•	in the case of a payment default, when the default is cured or waived or ceases to exist; and

•	in the case of a nonpayment default, the earlier of (1) when the default is cured or waived or ceases to exist and (2) 179 days after receipt of the payment blockage notice.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since our receipt of the prior payment blockage notice.

No default that existed on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

By reason of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, than the other creditors of EMCORE and holders of the new notes may receive less, ratably, than other creditors of EMCORE, except for holders of our existing notes. These subordination provisions will not prevent the occurrence of any event of default under the new notes indenture. The new notes indenture does not limit our ability to incur additional indebtedness, including senior indebtedness. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the new notes.

A portion of our operations are, and may in the future be, conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the new notes, depend, in part, upon the earnings of our subsidiaries. In addition, we are, and may in the future be, dependent, in part, on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the new notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the new notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. As of December 31, 2003, we had approximately $75,000 of indebtedness outstanding that would constitute senior indebtedness. The new notes indenture does not limit our ability or the ability of our subsidiaries to incur senior indebtedness or any other indebtedness.

Certain Definitions

"Designated senior indebtedness" means any particular senior indebtedness that expressly provides that such senior indebtedness is "designated senior indebtedness" for purposes of the new notes indenture.

"Indebtedness" means, without duplication:

(1)	all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including:

•	overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments; or

•	evidenced by a credit or loan agreement, bonds, debentures, notes or other written obligations, whether or not the recourse of the lender is to all of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2)	all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

(3)	all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

(4)	all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

(5)	all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

(6)	all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

(7)	all of our obligations, contingent or otherwise, with respect to an interest rate currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(8)	all of our direct or indirect guarantees or similar agreements to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (7); and

(9)	any and all deferrals, renewals, extensions and refundings of, or amendments, modifications, supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (8).

"Senior indebtedness" means the principal of, premium, if any, interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of EMCORE, other than our existing notes, whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the new notes indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by EMCORE, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the new notes or expressly provides that such indebtedness is on the same basis or junior to the new notes. Senior indebtedness does not include any indebtedness of EMCORE to any subsidiary of EMCORE, any obligation for federal, state, local or other taxes or trade payables.

Provisional Redemption

We may redeem any portion of the new notes at any time prior to maturity upon at least 20 and not more than 60 days' notice by mail to the holders of the new notes, at a redemption price equal to $1,000 per note plus accrued and unpaid interest, if any, to, but excluding, the redemption date if the closing sale price of our common stock has exceeded 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption.

Early Call Premium

If we give notice of a provisional redemption of the new notes on or before May 15, 2007, we will pay each redeemed holder an "early call premium" equal to $150.00 per $1,000 new note, minus the amount of any interest actually paid or provided for on the new note prior to the scheduled provisional redemption date. We must pay this "early call premium" on all new notes redeemed pursuant to a provisional redemption notice delivered on or before May 15, 2007 and on all new notes converted between the date we mailed the notice and the date set for provisional redemption. We may make this "early call premium" at our election in cash, common stock or a combination of cash and common stock. We will specify the type of consideration for the "early call premium" in the provisional redemption notice; provided, that in no event will we issue common stock to the extent such issuance would require shareholder approval. Payments made in our common stock will be valued at 95% of the average of the closing sales prices of our common stock for the five trading days ending on and including the third trading day prior to the provisional redemption date.

Purchase of New Notes at Your Option Upon a Change of Control

If a change of control occurs, you will have the right to require us to purchase all or any part of your new notes 30 business days after the occurrence of a change of control at a purchase price equal to 100% of the principal amount of the new notes plus accrued and unpaid interest, if any, to, but excluding, the purchase date. New notes submitted for purchase must be in a principal amount of $1,000 or integral multiples thereof.

We will mail to the trustee and to each record holder of a new note a written notice of the change of control within 10 business days after the occurrence of a change of control. This notice will state:

•	the terms and conditions of the change of control;

•	the procedures required for exercise of the change of control purchase feature; and

•	the holder's right to require EMCORE to purchase the new notes.

You must deliver written notice of your exercise of this purchase directly to the paying agent at any time prior to the close of business on the business day prior to the change of control purchase date. The written notice must specify the new notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change of control purchase date.

A change of control will be deemed to have occurred if any of the following occurs:

•	any "person" or "group" is or becomes the "beneficial owner," directly or indirectly (other than as a direct result of repurchases of stock by EMCORE or its subsidiaries), of shares of voting stock of EMCORE representing 50% or more of the total voting power of all outstanding classes of voting stock of EMCORE or such person or group (other than the management group) has the power, directly or indirectly, to elect a majority of the members of the board of directors of EMCORE; provided, that voting stock acquired in an exempt transaction shall not constitute an acquisition that would cause a change of control;

•	EMCORE consolidates with, or merges with or into, another person or EMCORE sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of EMCORE or any person consolidates with, or merges with or into, EMCORE, in any such event other than pursuant to a transaction in which (a) the persons that "beneficially owned," directly or indirectly, the shares of voting stock of EMCORE immediately prior to such transaction "beneficially own," directly or indirectly, shares of voting stock of EMCORE, representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person, or (b) an exempt transaction occurs; or

•	EMCORE is dissolved or liquidated.

However, a change of control will not be deemed to have occurred if either:

•	the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change of control is at least equal to 105% of the conversion price in effect on such day; or

•	in the case of a merger or consolidation, all of the consideration excluding cash payments for fractional shares in the merger or consolidation constituting the change of control consists of common stock traded on a United States national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change of control) and as a result of such transaction or transactions the new notes become convertible solely into such common stock.

For purposes of this change of control definition:

•	"person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;

•	a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the new notes indenture, except that the number of shares of voting stock of EMCORE will be deemed to include, in addition to all outstanding shares of voting stock of EMCORE and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change of control determination is being made, all unissued shares deemed to be held by all other persons;

•	"beneficially owned" has a meaning correlative to that of beneficial owner;

•	"exempt transaction" means any purchase from EMCORE of equity interests in EMCORE by any of Thomas Russell, The AER 1997 Trust, Robert Louis-Dreyfus, Gallium Enterprises, Inc. and Reuben Richards (the "management group"); provided that the management group does not collectively beneficially own more than 65% of the total voting power of all outstanding classes of voting stock of EMCORE following such purchase;

•	"unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change of control; and

•	"voting stock" means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of whether or not, at the time capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

The term "all or substantially all" as used in the definition of change of control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

We will:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

•	file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the new notes upon a change of control.

This change of control purchase feature may make more difficult or discourage a takeover of EMCORE and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change of control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. The change of control purchase feature is substantially similar to that included in the indenture governing the existing notes, which was a result of negotiations between us and the initial purchasers of the existing notes at the time the existing notes were originally issued and sold.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change of control but would increase the amount of indebtedness, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring indebtedness, including senior indebtedness, under the new notes indenture. The incurrence of significant amounts of additional indebtedness could adversely affect our ability to service our debt, including the new notes.

We may not repurchase any new note at any time when the subordination provisions of the new notes indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the new notes when required, this failure will constitute an event of default under the new notes indenture whether or not repurchase is permitted by the subordination provisions of the new notes indenture.

If a change of control were to occur, we may not have sufficient funds to pay the change of control purchase price for the new notes tendered by holders. In addition, we may in the future incur indebtedness that has similar change of control provisions that permit holders of that debt to accelerate or require us to repurchase that indebtedness upon the occurrence of events similar to a change of control. Our failure to repurchase the new notes upon a change of control will result in an event of default under the new notes indenture, whether or not the purchase is permitted by the subordination provisions of the new notes indenture.

Events of Default

Each of the following constitutes an event of default under the new notes indenture:

(1)	we fail to pay principal or premium, if any, on any new note when due, whether or not prohibited by the subordination provisions of the new notes indenture;

(2)	we fail to pay any interest on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the new notes indenture;

(3)	we fail to perform any other covenant required of us in the new notes indenture if such failure continues for 60 days after notice is given in accordance with the new notes indenture;

(4)	we fail to pay the purchase price of any note when due, whether or not prohibited by the subordination provisions of the new notes indenture;

(5)	we fail to provide timely notice of a change of control; or

(6)	certain events in bankruptcy, insolvency or reorganization of EMCORE.

If an event of default, other than an event of default described in clause (6) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding new notes may declare the principal amount of the new notes to be due and payable immediately. If an event of default described in clause (6) above occurs, the principal amount of the new notes will automatically become immediately due and payable. Any payment by us on the new notes following any such acceleration will be subject to the subordination provisions described above.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the new notes may, under certain circumstances, rescind and annul such acceleration.

Subject to the trustee's duties in the case of an event of default, the trustee is not obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity.

Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding new notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the new notes.

No holder has any right to institute any proceeding under the new notes indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the new notes indenture unless:

•	the holder has previously given to the trustee written notice of a continuing event of default;

•	the holders of at least 25% in aggregate principal amount of the outstanding new notes have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee;

•	the trustee has not complied with the request within 60 days after receipt of the request and the offer of security or indemnity; and

•	the holders of a majority in principal amount of the outstanding new notes have not given the trustee a direction inconsistent with the request within the 60-day period.

However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any new note on or after the applicable due date or the right to convert the new note.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding new notes may waive any default or event of default unless:

•	we fail to pay principal, premium or interest on any new note when due;

•	we fail to convert any note into common stock; or

•	we fail to comply with any of the provisions of the new notes indenture that would require the consent of the holder of each outstanding note affected.

We will be required under the terms of the new notes indenture to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not EMCORE, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the new notes indenture, specifying any known defaults.

Modification and Waiver

We and the trustee may make certain modifications and amendments to the new notes indenture or the new notes without notice to or the consent of any holder, including modifications or amendments to comply with the merger provisions described in the new notes indenture, to provide for uncertificated new notes in addition to or in place of certificated new notes, to comply with the provisions of the Trust Indenture Act, to appoint a successor trustee, to cure any ambiguity, defect or inconsistency, or to make any other change that does not adversely affect the rights of the holders.

We and the trustee may make modifications and amendments to the new notes indenture or the new notes with the consent of the holders of a majority in aggregate principal amount of the outstanding new notes.

However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding new note if such modification or amendment would:

•	change the stated maturity of the principal of or interest on any new note;

•	reduce the principal amount of, or any premium or interest on, any new note;

•	reduce the amount of principal payable upon acceleration of the maturity of any new note;

•	change the place or currency of payment of principal of, or any premium or interest on, any new note;

•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any new note;

•	modify the subordination provisions in a manner materially adverse to the holders of new notes;

•	adversely affect the right of holders to convert new notes other than as provided in or under the new notes indenture;

•	reduce the percentage in principal amount of outstanding new notes required for modification or amendment of the new notes indenture;

•	reduce the percentage in principal amount of outstanding new notes necessary for waiver of compliance with certain provisions of the new notes indenture or for waiver of certain defaults; or

•	modify the foregoing requirements.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

•	the successor person, if any, is a corporation or limited liability company organized and existing under the laws of the United States, or any state of the United States, and assumes our obligations on the new notes and under the new notes indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the new notes indenture are met.

Satisfaction and Discharge

We may discharge our obligations under the new notes indenture while new notes remain outstanding if (1) all outstanding new notes will become due and payable at their scheduled maturity within 90 days or (2) all outstanding new notes have been called for redemption within 90 days and in either case we have deposited with the trustee an amount sufficient to pay and discharge all outstanding new notes on the date of their scheduled maturity or the scheduled date of redemption.

Transfer and Exchange

We have initially appointed the trustee as security registrar, paying agent and conversion agent acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

All new notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All new notes delivered to the trustee shall be cancelled promptly by the trustee. No new notes shall be authenticated in exchange for any new notes cancelled as provided in the new notes indenture.

We may, to the extent permitted by law, purchase new notes in the open market or by tender offer at any price or by private agreement. Any new notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any new notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of New Notes

We will replace mutilated, destroyed, stolen or lost new notes at your expense upon delivery to the trustee of the mutilated new notes, or evidence of the loss, theft or destruction of the new notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed new note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such new note before a replacement new note will be issued.

Governing Law

The new notes indenture and the new notes are governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

The Trustee

Deutsche Bank Trust Company Americas will serve as the trustee under the new notes indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the new notes, the trustee must eliminate such conflicts or resign.

The holders of a majority in principal amount of all outstanding new notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the new notes indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-entry, Delivery and Form

We will initially issue the new notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. New notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a member of the Federal Reserve System;

•	a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

•	a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the dealer-manager, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC will credit on its book-entry registration and transfer system the principal amount of new notes represented by such global security to the accounts of participants. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the new notes represented by the global security for all purposes under the new notes indenture and the new notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security you will not be entitled to have the new notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any new notes under the global security. We understand that under existing industry practice if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on the new notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of new notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of new notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the new notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Description of Existing Notes

We issued the existing notes under an indenture dated as of May 7, 2001 between us and Wilmington Trust Company, as trustee (the "existing notes indenture"). The following is a summary of the material terms of the existing notes and the existing notes indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the existing notes.

General

The existing notes are unsecured general obligations of EMCORE and are subordinate in right of payment as described below under the caption "– Subordination of Existing Notes." The existing notes are convertible into common stock as described below under the caption "– Conversion of Existing Notes." The existing notes have been issued only in denominations of $1,000 or integral multiples thereof. The existing notes will mature on May 15, 2006, unless earlier converted by you, redeemed at our option by us or purchased by us at your option upon a change of control, as described below under the captions "– Provisional Redemption" and "– Purchase of Existing Notes at Your Option Upon a Change of Control."

The existing notes indenture does not limit our or our subsidiaries' ability to pay dividends, incur debt or issue or repurchase securities. In addition, there are no financial covenants in the existing notes indenture. You are not protected under the existing notes indenture in the event of a highly leveraged transaction or a change of control of EMCORE, except to the extent described below under the caption "– Purchase of Existing Notes at Your Option Upon a Change of Control."

The existing notes bear interest at the annual rate of 5%. Interest is payable on May 15 and November 15 of each year, subject to limited exceptions if the existing notes are converted, redeemed or purchased prior to the next scheduled interest payment date. The record dates for the payment of interest are May 1 and November 1. We may, at our option, pay interest on the existing notes by check mailed to the holders. However, a holder with an aggregate principal amount of existing notes in excess of $2 million will be paid by wire transfer in immediately available funds at its election. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. We will not be required to make any payment on the existing notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

We maintain, through the trustee, an office in The City of New York where the existing notes may be presented for registration, transfer, exchange or conversion. Except under the limited circumstances described below, the existing notes will be issued only in fully-registered book-entry form, without coupons, and will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of existing notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers or exchanges.

Conversion of Existing Notes

You have the right, at your option, to convert your notes into shares of our common stock at any time prior to maturity, unless previously redeemed or purchased, at the conversion price of $48.76 per share, subject to adjustment as described below.

Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the existing notes. Existing notes surrendered for conversion from the close of business on any regular record date to the date immediately preceding any interest payment date, be accompanied by payment of an amount equal to the interest on the existing notes that the holder is about to provide, except if such existing notes or portions thereof have been called for redemption or are subject to purchase following a change of control on a date during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and you surrender notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion to the date of conversion or for any later period.

We will not issue fractional shares of common stock upon conversion of existing notes. Instead, we will pay cash equal to such fraction multiplied by the closing market price of the common stock on the last trading day prior to the conversion date.

If the existing notes are called for redemption or are subject to repurchase following a change of control, your conversion rights on the existing notes called for redemption or so subject to repurchase will expire at the close of business on the last business day before the redemption date or repurchase date, as the case may be, unless we default in the payment of the redemption price or purchase price, in which case your conversion rights terminate at the close of business on the date the default is cured and we redeem or repurchase the new notes. If you have submitted your existing notes for repurchase upon a change of control, you may only convert your existing notes if you withdraw your election in accordance with the existing notes indenture.

Conversion Rate Adjustment

We will adjust the conversion price if any of the following events occurs:

(1)	we issue shares of our common stock as a dividend or distribution on our common stock;

(2)	we subdivide or combine our outstanding common stock;

(3)	we issue to all or substantially all holders of our common stock rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

(4)	we distribute to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:
•	dividends, distributions and rights or warrants referred to in clause (1) or (3) above;
•	dividends or distributions exclusively in cash referred to in clause (5) below; and
•	distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

(5)	we pay a dividend or make an all-cash distribution to all or substantially all holders of our common stock in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

(6)	we purchase our common stock pursuant to a tender offer (within the meaning of the U.S. federal securities laws) made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

In the event of:

•	any reclassification of our common stock;
•	a consolidation, merger or combination involving EMCORE; or
•	a sale or conveyance to another person of the property and assets of EMCORE as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of existing notes will generally be entitled to convert their existing notes into the same type of consideration received by common stockholders immediately prior to one of these types of events.

We are permitted to reduce the conversion price of the existing notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in the best interest of EMCORE. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax consequences to holders of our common stock in connection with a dividend or distribution of stock or similar event.

You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income taxation as a result of an adjustment or the non-occurrence of an adjustment to the conversion price.

No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Subordination of Existing Notes

The payment of the principal of, premium, if any, and interest on the existing notes is subordinated to the extent provided in the existing notes indenture to the prior payment in full, in cash or other payment satisfactory to the holders thereof, of all senior indebtedness, including the new notes.

Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment of the principal of, premium, if any, and interest on the notes is to be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all senior indebtedness.

In the event of any acceleration of the existing notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all obligations with respect to such senior indebtedness before the holders of existing notes are entitled to receive any payment or other distribution. We are required to promptly notify holders of senior indebtedness if payment of the existing notes is accelerated because of an event of default.

We may not make any payment on the existing notes if:

•	a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace; or
•	any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a notice of such default, which we refer to as a payment blockage notice, from any person permitted to give this notice under the indenture.

We may resume making payments on the existing notes:

•	in the case of a payment default, when the default is cured or waived or ceases to exist; and
•	in the case of a nonpayment default, the earlier of (1) when the default is cured or waived or ceases to exist and (2) 179 days after receipt of the payment blockage notice.

No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since our receipt of the prior payment blockage notice.

No default that existed on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

By reason of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the existing notes may receive less, ratably, than the other creditors of EMCORE. These subordination provisions will not prevent the occurrence of any event of default under the existing notes indenture. The existing notes indenture does not limit our ability to incur additional indebtedness, including senior indebtedness. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the existing notes.

A portion of our operations are, and may in the future be, conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the existing notes, depend, in part, upon the earnings of our subsidiaries. In addition, we are, and may in the future be, dependent, in part, on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the existing notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the existing notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. As of December 31, 2003, we had approximately $75,000 of indebtedness outstanding that would constitute senior indebtedness. If the minimum 85% in principal amount of the existing notes are tendered, $75,618,128 principal amount of new notes would be outstanding and would be senior to the remaining existing notes. The existing notes indenture does not limit our ability or the ability of our subsidiaries to incur senior indebtedness or any other indebtedness.

Certain Definitions

"Designated senior indebtedness" means the credit facility and any other particular senior indebtedness that expressly provides that such senior indebtedness is "designated senior indebtedness" for purposes of the indenture.

"Indebtedness" means:

(1)	all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including:
•	overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments; or

•	evidenced by a credit or loan agreement, bonds, debentures, notes or other written obligations, whether or not the recourse of the lender is to all of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

(2)	all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances;

(3)	all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet;

(4)	all of our obligations evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind;

(5)	all of our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business;

(6)	all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles);

(7)	all of our obligations, contingent or otherwise, with respect to an interest rate currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement;

(8)	all of our direct or indirect guarantees or similar agreements to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (7); and

(9)	any and all deferrals, renewals, extensions and refundings of, or amendments, modifications, supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (8).

"Senior indebtedness" means the principal of, premium, if any, interest including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of EMCORE whether secured or unsecured, absolute or contingent, due or to become due, outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by EMCORE, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the existing notes. Senior indebtedness does not include any indebtedness of EMCORE to any subsidiary or other affiliate of EMCORE, any obligation for federal, state, local or other taxes or trade payables.

Provisional Redemption of Existing Notes

We may redeem any portion of the existing notes at any time prior to May 20, 2004 upon at least 20 and not more than 60 days' notice by mail to the holders of the notes, at a redemption price equal to

$1,000 per note plus accrued and unpaid interest to the redemption date if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption.

If we redeem the existing notes under these circumstances, we will make an additional "make-whole" payment on the redeemed existing notes equal to $150.00 per $1,000 note, minus the amount of any interest actually paid on the note prior to the redemption date. We must make these "make-whole" payments on all existing notes called for redemption, including existing notes converted after the date we mailed the notice. The "make-whole" payment for notes converted shall not be reduced by accrued and unpaid interest. We may make these "make-whole" payments, at our option, either in cash or in our common stock or a combination of cash and stock, if a shelf registration covering resales of such common stock is effective and expected to remain effective and available for use for the 30 days following the redemption date. We will specify the type of consideration for the "make-whole" payment in the redemption notice. Payments made in our common stock will be valued at 97% of the average of the closing sales prices of our common stock for the five trading days ending on the day prior to the redemption date. If our issuance of common stock in satisfaction of the "make-whole" payment would result in the acquisition by any investor or group of investors of 20% or more of our common stock (or securities convertible into our common stock) or our voting power, we will be required under the rules of The Nasdaq National Market either to obtain shareholder approval for the issuance of the shares or to take steps, such as paying the "make-whole" amount in cash or deferring the "make-whole" so that no shareholder approval is required.

Optional Redemption of Existing Notes by EMCORE

Except as set forth under "Provisional Redemption," the existing notes may not be redeemed at the option of the Company prior to May 20, 2004. Thereafter the existing notes may be redeemed at the option of the Company, in whole or in part, upon not less than 20 nor more than 60 days' notice by mail to holders of the existing notes.

The redemption prices (expressed as a percentage of principal amount) are as follows for existing notes redeemed during the periods set forth below:

Period	Redemption Price
Beginning on May 20, 2004 through May 14, 2005	101.25%
Beginning on May 15, 2005 and thereafter	100.00%

in each case together with accrued interest up to, but not including, the redemption date; provided that if the redemption date falls after an interest payment record date and on or before an interest payment date, then the interest payment shall be payable to holders of record on the relevant record date.

If fewer than all of the existing notes are to be redeemed, the trustee will select the existing notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any existing note is to be redeemed in part only, a new existing note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your existing notes is selected for partial redemption and you convert a portion of your existing notes, the converted portion will be deemed to be of the portion selected for redemption.

No sinking fund is provided for the existing notes.

Purchase of Existing Notes at Your Option Upon a Change of Control

If a change of control occurs, you will have the right to require us to purchase all or any part of your notes 30 business days after the occurrence of a change of control at a purchase price equal to 100% of the principal amount of the existing notes plus accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in a principal amount of $1,000 or integral multiples thereof.

We will mail to the trustee and to each record holder of an existing note a written notice of the change of control within 10 business days after the occurrence of a change of control. This notice will state:

•	the terms and conditions of the change of control;
•	the procedures required for exercise of the change of control purchase feature; and
•	the holder's right to require EMCORE to purchase the existing notes.

You must deliver written notice of your exercise of this purchase right to the paying agent at any time prior to the close of business on the business day prior to the change of control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change of control purchase date.

A change of control will be deemed to have occurred if any of the following occurs:

•	any "person" or "group" is or becomes the "beneficial owner," directly or indirectly (other than as a direct result of repurchases of stock by EMCORE or its subsidiaries), of shares of voting stock of EMCORE representing 50% or more of the total voting power of all outstanding classes of voting stock of EMCORE or such person or group (other than the management group) has the power, directly or indirectly, to elect a majority of the members of the board of directors of EMCORE; provided, that voting stock acquired in an exempt transaction shall not constitute an acquisition that would cause a change of control;
•	EMCORE consolidates with, or merges with or into, another person or EMCORE sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of EMCORE, or any person consolidates with, or merges with or into, EMCORE, in any such event other than pursuant to a transaction in which (a) the persons that "beneficially owned," directly or indirectly, the shares of voting stock of EMCORE immediately prior to such transaction "beneficially own," directly or indirectly, shares of voting stock of EMCORE, representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person, or (b) an exempt transaction occurs; or
•	EMCORE is dissolved or liquidated.

However, a change of control will not be deemed to have occurred if either:

•	the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change of control is at least equal to 105% of the conversion price in effect on such day; or
•	in the case of a merger or consolidation, all of the consideration excluding cash payments for fractional shares in the merger or consolidation constituting the change of control consists of common stock traded on a United States national securities exchange or quoted on The Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change of control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

For purposes of this change of control definition:

•	"person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision;
•	a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of voting stock of EMCORE will be deemed to include, in addition to all outstanding shares of voting stock of EMCORE and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change of control determination is being made, all unissued shares deemed to be held by all other persons;
•	"beneficially owned" has a meaning correlative to that of beneficial owner;
•	"exempt transaction" means any purchase from EMCORE of equity interests in EMCORE by any of Thomas Russell, The AER 1997 Trust, Robert Louis-Dreyfus, Gallium Enterprises, Inc. and Reuben Richards (the "management group"); provided that the management group does not collectively beneficially own more than 65% of the total voting power of all outstanding classes of voting stock of EMCORE following such purchase;
•	"unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change of control; and
•	"voting stock" means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of whether or not, at the time capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

The term "all or substantially all" as used in the definition of change of control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

We will:

•	comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;
•	file a Schedule to or any successor or similar schedule if required under the Exchange Act; and
•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change of control.

This change of control purchase feature may make more difficult or discourage a takeover of EMCORE and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change of control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change of control purchase feature is a result of negotiations between us and the initial purchasers.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change of control but would increase the amount of indebtedness, including senior indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring indebtedness, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional indebtedness could adversely affect our ability to service our debt, including the existing notes.

We may not repurchase any note at any time when the subordination provisions of the indenture otherwise would prohibit us from making such repurchase. If we fail to repurchase the notes when required, this failure will constitute an event of default under the existing notes indenture whether or not repurchase is permitted by the subordination provisions of the existing notes indenture.

If a change of control were to occur, we may not have sufficient funds to pay the change of control purchase price for the existing notes tendered by holders, particularly if a substantial amount of new notes also had to be repurchased under the substantially similar change of control provision in the indenture governing the new notes. In addition, we may in the future incur indebtedness that has similar change of control provisions that permit holders of that debt to accelerate or require us to repurchase that indebtedness upon the occurrence of events similar to a change of control. Our failure to repurchase the notes upon a change of control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the existing notes indenture.

Events of Default

Each of the following constitutes an event of default under the existing notes indenture:

(1)	we fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the existing notes indenture;

(2)	we fail to pay any interest on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

(3)	we fail to perform any other covenant required of us in the existing notes indenture if such failure continues for 60 days after notice is given in accordance with the existing notes indenture;

(4)	we fail to pay the purchase price of any existing note when due, whether or not prohibited by the subordination provisions of the existing notes indenture;

(5)	we fail to provide timely notice of a change of control; or

(6)	certain events in bankruptcy, insolvency or reorganization of EMCORE.

If an event of default, other than an event of default described in clause (6) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (6) above occurs, the principal amount of the existing notes will automatically become immediately due and payable. Any payment by us on the existing notes following any such acceleration will be subject to the subordination provisions described above.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the existing notes may, under certain circumstances, rescind and annul such acceleration.

Subject to the trustee's duties in the case of an event of default, the trustee is not obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity.

Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding existing notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

No holder has any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given to the trustee written notice of a continuing event of default;
•	the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee;
•	the trustee has not complied with the request within 60 days after receipt of the request and the offer of security or indemnity; and
•	the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with the request within the 60-day period.

However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note on or after the applicable due date or the right to convert the note.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

•	we fail to pay principal, premium or interest on any note when due;
•	we fail to convert any note into common stock; or
•	we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not EMCORE, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

We and the trustee may make certain modifications and amendments to the existing notes indenture or the existing notes without notice to or the consent of any holder, including modifications or amendments to comply with the merger provisions described in the existing notes indenture, to provide for uncertificated notes in addition to or in place of certificated notes, to comply with the provisions of the Trust Indenture Act, to appoint a successor trustee, to cure any ambiguity, defect or inconsistency, or to make any other change that does not adversely affect the rights of the holders.

We and the trustee may make modifications and amendments to the existing notes indenture or the existing notes with the consent of the holders of a majority in aggregate principal amount of the outstanding existing notes.

However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding existing note if such modification or amendment would:

•	change the stated maturity of the principal of or interest on any existing note;
•	reduce the principal amount of, or any premium or interest on, any existing note;
•	reduce the amount of principal payable upon acceleration of the maturity of any existing note;
•	change the place or currency of payment of principal of, or any premium or interest on, any existing note;
•	impair the right to institute suit for the enforcement of any payment on, or with respect to, any existing note;
•	modify the subordination provisions in a manner materially adverse to the holders of existing notes;
•	adversely affect the right of holders to convert existing notes other than as provided in or under the existing notes indenture;
•	reduce the percentage in principal amount of outstanding existing notes required for modification or amendment of the existing notes indenture;
•	reduce the percentage in principal amount of outstanding existing notes necessary for waiver of compliance with certain provisions of the existing notes indenture or for waiver of certain defaults; or
•	modify the foregoing requirements.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

•	the successor person, if any, is a corporation or limited liability company organized and existing under the laws of the United States, or any state of the United States, and assumes our obligations on the existing notes and under the existing notes indenture;
•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and
•	other conditions specified in the existing notes indenture are met.

Satisfaction and Discharge

We may discharge our obligations under the existing notes indenture while existing notes remain outstanding if (1) all outstanding existing notes will become due and payable at their scheduled maturity within 90 days or (2) all outstanding existing notes have been called for redemption within 90 days and in either case we have deposited with the trustee an amount sufficient to pay and discharge all outstanding existing notes on the date of their scheduled maturity or the scheduled date of redemption.

Transfer and Exchange

We have initially appointed the trustee as security registrar, paying agent and conversion agent acting through its corporate trust office. We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;
•	appoint additional paying agents or conversion agents; or
•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

All existing notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All existing notes delivered to the trustee shall be cancelled promptly by the trustee. No existing notes shall be authenticated in exchange for any existing notes cancelled as provided in the existing notes indenture.

We may, to the extent permitted by law, purchase existing notes in the open market or by tender offer at any price or by private agreement. Any existing notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any existing notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Existing Notes

We will replace mutilated, destroyed, stolen or lost existing notes at your expense upon delivery to the trustee of the mutilated existing notes, or evidence of the loss, theft or destruction of the existing notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed existing note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such existing note before a replacement existing note will be issued.

Governing Law

The indenture existing notes and the existing notes are governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles.

The Trustee

Wilmington Trust Company serves as the trustee under the existing notes indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign.

The holders of a majority in principal amount of all outstanding existing notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the existing notes indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-entry, Delivery and Form

We initially issued the existing notes in the form of one or more global securities. The global security was deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a member of the Federal Reserve System;
•	a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and
•	a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

We expect that pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC will credit on its book-entry registration and transfer system the principal amount of existing notes represented by such global security to the accounts of participants. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the existing notes represented by the global security for all purposes under the existing notes indenture and the existing notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security you will not be entitled to have the existing notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any existing notes under the global security. We understand that under existing industry practice if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, premium, if any, and interest on the existing notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any existing note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of existing notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of existing notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Description of Our Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, no par value per share, and 5,882,352 shares of preferred stock, par value $.0001 per share.

As of December 12, 2003, there were 38,244,800 shares of common stock outstanding, held of record by approximately 5,372 shareholders. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued upon completion of any offering will be fully paid and non-assessable.

Our board of directors is divided into three classes. Directors are elected to serve staggered three-year terms and are not subject to removal except for cause by the vote of the holders of at least 80% of our capital stock.

Book-Entry System—DTC

The new notes will be evidenced by a global security initially deposited with DTC, and registered in the name of Cede & Co., as DTC's nominee. Except as set forth below, the global security may be transferred only to another nominee of DTC or to a successor of DTC or its nominee.

Holders of new notes may hold their interests in the global security directly through DTC or indirectly through organizations which are participants in DTC (called "participants"). Transfers between participants will be affected in the ordinary way in accordance with DTC rules and will be settled in clearinghouse funds. The laws of some states require that some persons take physical delivery of securities in definitive form. As a result, holders may be unable to transfer beneficial interests in the global security to those persons.

Holders that are not participants may beneficially own interests in the global security held by DTC only through participants or indirect participants, including banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant. So long as Cede & Co., as the nominee of DTC, is the registered owner of the global security, Cede & Co. will be considered the sole holder of the global security for all purposes. Except as provided below, owners of beneficial interests in the global security will not:

•	be entitled to have certificates registered in their names;
•	be entitled to receive physical delivery of certificates in definitive form; and
•	be considered registered holders.

We will make payments of interest on and principal of and the redemption or repurchase price of the global security to Cede & Co., the nominee for DTC, as the registered holder of the global security. We will make these payments by wire transfer of immediately available funds. Neither we, the new notes trustee nor any paying agent will have any responsibility or liability for:

•	records or payments on beneficial ownership interests in the global security; or
•	maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We have been informed that DTC's practice is to credit participants' accounts on the payment date. These payments will be made in amounts proportionate to participants' beneficial interests in the new notes. Payments by participants to owners of beneficial interests in the new notes represented by the global security held through participants will be the responsibility of those participants.

We will send any redemption notices to Cede & Co. We understand that if less than all of the new notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed. We also understand that neither DTC nor Cede & Co. will consent or vote with respect to the new notes. We have been advised that under its usual procedures, DTC will mail an "omnibus proxy" to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those participants to whose accounts the new notes are credited on the record date identified in a listing attached to the omnibus proxy.

A person having a beneficial interest in existing notes represented by the global security may be unable to pledge that interest to persons or entities that do not participate in DTC system, or to take other actions in respect of that interest, because that interest is not represented by a physical certificate.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a member of the Federal Reserve System;
•	a "clearing corporation" within the meaning of the Uniform Commercial Code; and
•	a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to accounts of its participants. Some of the participants, together with other entities, own DTC. Indirect access to DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a participant, either directly or indirectly.

DTC is under no obligation to perform or continue to perform the above procedures. DTC may discontinue these at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will cause existing notes to be issued in definitive form in exchange for the global security.

United States Federal Income Tax Considerations

The following is a general discussion of the material U.S. federal income tax consequences to holders who exchange existing notes for new notes and shares of common stock pursuant to the exchange offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder (the "Treasury Regulations") and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change or different interpretations, possibly with retroactive effect. This discussion is for general information only and does not address all of the tax consequences that may be relevant to specific holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax laws (including but not limited to banks and certain other financial institutions, insurance companies, tax-exempt organizations, persons whose functional currency is not the U.S. dollar, dealers in securities or foreign currency, and persons holding existing notes that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). This discussion assumes that the existing notes, new notes and common stock are held as capital assets. No ruling has or is expected to be sought from the Internal Revenue Service (the "IRS") with respect to the exchange offer. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court would not sustain a challenge by the IRS. This discussion does not address the state, local or non-U.S. tax consequences relating to the exchange offer.

As used in this discussion, the term "U.S. holder" means a beneficial owner of an existing note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or of any State or political subdivision thereof or therein, including the District of Columbia;
•	an estate the income of which is subject to U.S. federal income tax regardless of the source thereof, or
•	a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain trusts that were in existence on August 20, 1996 and validly elected to be treated as a domestic trust.

The term "non-U.S. holder" means a beneficial owner of an existing note that is, for U.S. federal income tax purposes, a non-resident alien or a corporation, trust or estate that is not a U.S. holder.

The tax treatment of a partner in a partnership holding existing notes will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partner in a partnership holding existing notes should consult its tax advisor regarding the tax consequences of our exchange offer.

HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE OR LOCAL TAX LAWS AND NON-U.S. TAX LAWS.

U.S. HOLDERS

Treatment of Exchange Offer.

In general.     We have received an opinion from Jenner & Block LLP, our tax counsel, that, although the issue is not free from doubt, the exchange of existing notes for new notes and common stock pursuant to the exchange offer should be treated as a tax-free recapitalization for U.S. federal income tax purposes. An opinion of counsel is not binding on the IRS or the courts, however. In general, the exchange will be treated as a recapitalization if the existing notes and the new notes constitute "securities." Whether a note is a security for federal income tax purposes depends upon the facts and circumstances surrounding the origin and nature of these instruments. Instruments with a term less than five years are less likely to be considered securities for tax purposes; instruments with a term of ten years or more generally are considered securities. Convertibility of a debt instrument into stock of the issuer makes "security" treatment more likely because of the holder's potential equity participation in the issuer. The existing notes have a term of five years, are convertible into our common stock and contain other indicia of a security. The new notes are seven year convertible instruments and also contain other indicia of a security. For purposes of this discussion, we assume that the existing notes and the new notes are securities, and that the exchange of existing notes for new notes and common stock will constitute a recapitalization for federal income tax purposes. There can be no assurance, however, that the IRS could not successfully assert a contrary position. If, contrary to our position, the exchange offer is not treated as a recapitalization for federal income tax purposes, the exchange could be partially or fully taxable to a U.S. holder. The exchange will be fully taxable if the existing notes are not treated as securities, and will be partially taxable (to the extent of the lesser of any gain on the exchange and the fair market value of the new notes received) if the existing notes are treated as securities but the new notes are not treated as securities.

Recapitalization.    If the exchange is treated as a recapitalization for federal income tax purposes, a U.S. holder will not recognize gain or loss (other than with respect to amounts received relating to accrued but unpaid interest or in lieu of fractional portions of new notes or common stock) on the exchange and will have a tax basis in the new notes and common stock (allocated in accordance with their respective fair market values) equal to the U.S. holder's adjusted tax basis in the existing notes exchanged therefor. A U.S. holder also will have a holding period for the new notes and common stock received in the exchange that includes the period during which the U.S. holder held the existing notes. Accrued market discount with respect to the existing notes generally will carry over to the new notes and common stock and will be taxed as ordinary income as such new notes or common stock are disposed. You should consult your tax advisor regarding the application of the market discount rules in your particular situation.

Cash payments of accrued interest on existing notes.    Cash payments received in the exchange attributable to accrued interest on existing notes are taxable as ordinary income to the extent not previously included in income.

Cash in Lieu of Fractional Portions of New Notes or Common Stock    Cash received in lieu of fractional portions of new notes or common stock in the exchange offer generally will be treated as if the fractional portion of a new note or common stock had been issued in the exchange offer and then redeemed by us for cash. In general, gain or loss will be recognized on receipt of such cash equal to the difference between (1) the amount of cash received in lieu of a fractional note or share and (2) the portion of the holder's basis in new notes or common stock that is allocable to the fractional note or share.

Tax Treatment of New Notes.

Intended treatment of the new notes as convertible debt instruments that are not "contingent payment debt instruments."    We intend to treat the new notes as convertible debt instruments that are not "contingent payment debt instruments" under the Treasury Regulations. The federal income tax treatment of the new notes (or debt instruments comparable to them) is uncertain because there is no direct authoritative guidance from the IRS. The new notes contain provisions that allow, under certain contingent circumstances for payment of amounts other than scheduled interest payments and principal at maturity. In particular, the new notes are convertible and are redeemable prior to maturity under certain market conditions. Also, we may be required to pay an early call premium that may be funded with our common stock and that may be attributed to the new notes. See "Description of New Notes." No assurance can be given that the IRS will not successfully assert that, as a result of the possibility of payments other than scheduled interest and principal at maturity, the new notes should be treated as "contingent payment debt instruments." Contingent payment debt instruments would have very different tax consequences, as highlighted below. We have not sought or received an IRS ruling concerning our intended tax treatment of the new notes. Accordingly, no assurance can be given that our intended treatment will be respected for federal income tax purposes.

We have received an opinion of Jenner & Block LLP, our tax counsel, that although there is substantial uncertainty, on balance it is more likely than not that the new notes will be treated as convertible debt instruments and not treated as "contingent payment debt instruments." The "CPDI Regulations" treat certain debt instruments with contingent payments as "contingent payment debt instruments." The CPDI Regulations, however, do not apply in a number of circumstances, including in the case of (i) a debt instrument that provides for one or more contingent payments but the yield can be determined, (ii) a debt instrument that provides for contingent payments merely because it provides for an option to convert the debt instrument into stock of the issuer or into cash, or (iii) an instrument with a contingency that, as of the issue date, is either "remote" or "incidental." The application of the CPDI Regulations is not clear with respect to notes such as the new notes that provide for multiple contingencies, each of which falls within one or more of the exceptions to applicability. We intend to treat the new notes as not being subject to the CPDI Regulations because (i) assuming we choose to exercise our rights with respect to the notes in a manner that minimizes the yield on the new notes, the yield can be determined based on the stated payment schedule, (ii) the option to convert should not by itself cause the CPDI Regulations to apply to the new notes and (iii) any early call premium should be treated as a payment separate from the new notes and, in any event, is remote and incidental.

Notwithstanding the above, if the new notes are determined to be "contingent payment debt instruments," then: (i) holders would be required to include amounts in taxable income each year as OID at a rate that may be significantly higher than the stated rate of interest on the new notes, whether or not actual payments of stated interest are received; (ii) the value of any stock received upon conversion of the new notes would be treated as a payment on the new notes and any gain recognized in respect thereof could be taxable as ordinary income; and (iii) any gain recognized upon a sale, exchange, redemption, or retirement of the new notes would also be treated as ordinary income. The remainder of the discussion assumes that the new notes are not contingent payment debt instruments.

Taxation of Interest on New Notes.

Except to the extent otherwise provided below, U.S. holders generally will recognize interest income on new notes in accordance with their regular method of accounting for U.S. federal income tax purposes.

General consequences of OID.    If the issue price of the new notes is less than the stated redemption price at maturity, there will be OID with respect to the new notes unless the de minimis exception applies. If the OID on a debt instrument is less than ¼ of 1 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity (in the case of a new note, $17.50), the OID on the debt instrument is de minimis and will be deemed to be zero. Following the exchange offer, we will determine the issue price of the new notes as of the closing date of the exchange offer based upon fair market value. Although the new notes will not be listed on an exchange, we expect prices or trades of the new notes to be quoted similarly to the existing notes such that they will be considered "publicly traded" for federal income tax purposes and, consequently, their issue price will equal their fair market value on the closing date of the exchange offer. If there is insufficient trading or information as to the fair market value of the new notes, the issue price of the new notes will equal the fair market value of the existing notes exchanged therefor, less the fair market value of the common stock received in the exchange as of the closing date of the exchange offer. We will determine the fair market value of the new notes or, as applicable, the existing notes, as of the closing date of the exchange offer based upon available information, which may come from PORTAL, interdealer quotation systems, or the quotation systems of brokers, dealers or traders, providing pricing quotations or information concerning actual trades on or around the closing date of the exchange offer. If the new notes are treated as having OID, a U.S. holder generally must include any OID on the new notes as ordinary interest income as it accrues on a constant yield method regardless of such U.S. holder's regular method of accounting for U.S. federal income tax purposes.

Reporting of information to U.S. holders concerning OID.    We will provide the IRS and noteholders with any information required to be reported under the Code and Treasury Regulations with respect to any accrued OID on the new notes. U.S. holders are urged to consult their tax advisors regarding the application of the OID rules to their ownership of the new notes.

Amortizable bond premium and acquisition premium.    A U.S. holder who acquires a new note at a premium (i.e., the excess of the holder's Section 171 tax basis over the note's stated redemption price at maturity) will not be subject to the OID accrual rules discussed above and may elect to amortize such premium ("Section 171 premium") from the purchase date to the note's maturity date under a constant yield method that reflects semiannual compounding based on the note's payment period. Section 171 tax basis is equal to adjusted tax basis less any value attributable to a new note's conversion feature. The premium attributable to the conversion feature generally is the excess, if any, of the new note's purchase price over what the note's fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on the note and not as a separate deduction and results in a corresponding reduction in the adjusted tax basis of such notes. The election to amortize Section 171 premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If such an election to amortize Section 171 premium is not made, a U.S. holder must include all amounts of taxable interest in accordance with its regular method of tax accounting, without reduction for such premium, and may receive a tax benefit from the premium only in computing gain or loss upon a disposition of the new note.

If a U.S. holder's initial tax basis in the new notes is greater than the issue price of the new notes (generally the fair market value) but less than the stated redemption price at maturity, such U.S. holder generally will be considered to have "acquisition premium" with respect to the new notes, which may reduce the amount of OID that the U.S. holder is required to include in taxable income.

The rules regarding amortizable bond premium and acquisition premium are complex. Any U.S. holder whose new notes have or may have amortizable bond premium or acquisition premium should consult its tax advisor as to the effects of these rules on such holder.

Note, however, that the application of the rules described above would be materially affected if the new notes are "contingent payment debt instruments" subject to the CPDI Regulations. See "Treatment of Exchange Offer" above.

Sale, Exchange, Redemption, Retirement or Conversion of the New Notes.

Sale, exchange, redemption or retirement.    Except to the extent otherwise provided below, a U.S. holder generally will recognize capital gain or loss on the sale, exchange, redemption or retirement of new notes (other than by conversion into common stock) equal to the difference between the amount realized on the sale, exchange, redemption or retirement of the new notes and the U.S. holder's adjusted tax basis in the new notes. The portion of any amount attributable to accrued interest or OID will not be taken into account in computing a U.S. holder's capital gain or loss but, instead, will be recognized as ordinary income (to the extent not previously included in income). As discussed below, a U.S. holder generally will be required to treat the amount of any early call premium as ordinary income and will not take such premium into account in computing gain or loss on a new note. Except to the extent of any accrued market discount, gain or loss recognized on the sale, exchange, redemption or retirement of new notes generally will be long-term capital gain or loss if the holding period applicable to the new notes exceeds one year. Long-term capital gains of individual taxpayers are generally taxed at favorable rates. The deduction of capital losses is subject to limitations. Under the market discount rules, any gain recognized by a U.S. holder will be ordinary income to the extent of accrued market discount not previously been included in income.

Conversion of new notes.    In general, the conversion of a U.S. holder's new note into our common stock will be tax-free except to the extent of cash received in lieu of fractional shares of common stock (taxed as discussed above with respect to cash for fractional shares) and cash or common stock received as an early call premium (taxed as ordinary income). A U.S. holder's tax basis in the common stock received should equal the tax basis in the new notes exchanged therefor and the holding period for any stock received should have a holding period that includes the holding period applicable to the new notes converted.

Note, however, that the application of the rules described above would be materially affected if the new notes are "contingent payment debt instruments" subject to the CPDI Regulations. See "Treatment of Exchange Offer" above.

Other New Note Tax Considerations.

Early Call Premium.    Any early call premium received generally will be taxable as ordinary income in an amount equal to the sum of any cash and the fair market value of any common stock received. The holding period for any such common stock generally will begin on the date following the provisional redemption date, and the adjusted tax basis of such stock generally will equal its fair market value..

Constructive dividend.    The terms of the new notes allow for changes in the conversion price of the new notes in certain circumstances. A change in the conversion price that allows holders to receive more shares of common stock on conversion may increase the holders' proportionate interests in our earnings and profits or assets. In certain cases, a change in the conversion price, or the failure to change the conversion price, may cause holders to be treated as having received a constructive stock dividend taxable to holders but limited by the amount of our current or accumulated earnings and profits.

Common Stock.

Dividends on common stock.    Distributions, if any, with respect to our common stock will be taxable as dividend income to the extent made from our current or accumulated earnings and profits. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of investment to the extent of the adjusted tax basis in the common stock, and thereafter as gain from a sale of the stock. Subject to certain holding period and other requirements, dividend income received by U.S. individuals is taxed at the same rate as long-term capital gains.

Sale or exchange of common stock.    Gain or loss recognized on a sale or exchange of our common stock will equal the difference between the amount received on such sale or exchange and the holder's adjusted tax basis in such stock. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder's holding period in the common stock exceeds one year. However, under the market discount rules, any gain recognized by a U.S. holder will be ordinary income to the extent of the accrued market discount that has not previously been included in income. For these purposes, any accrued market discount that the U.S. holder had in the existing notes that carried over to the common stock received in the exchange or that carried over to the new notes (and any other accrued market discount in the new notes) and carried further to common stock as a result of a conversion will be treated as accrued market discount with respect to the common stock.

NON-U.S. HOLDERS

The following discussion is a summary of material U.S. federal income tax consequences to non-U.S. holders resulting from the exchange of existing notes for new notes and common stock pursuant to the exchange offer and the ownership and disposition of the new notes or common stock. The discussion does not apply to a non-U.S. holder who holds existing notes, new notes or common stock in connection with a U.S. trade or business, for whom the rules discussed above applicable to U.S. holders generally apply.

Treatment of Exchange Offer.    A non-U.S. holder should not be subject to U.S. tax with respect to the exchange of existing notes for new notes and common stock pursuant to the exchange offer.

Withholding tax on payments of interest and OID on new notes.    The payment of interest (including any amounts received pursuant to the exchange offer with respect to accrued interest on existing notes) and accrual of any OID on new notes generally will not be subject to U.S. federal withholding tax if the non-U.S. holder (i) does not own, directly or indirectly, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (ii) is not a "controlled foreign corporation" that is related to us; and (iii) certain certification requirements are met.

If the above exception does not apply, U.S. federal withholding tax of 30% will apply to the payment of interest or OID. Withholding taxes may be reduced or eliminated under an applicable income tax treaty assuming a non-U.S. holder properly certifies as to its entitlement to the benefit under such treaty.

To establish an exemption from (or entitlement to reduction in) withholding, a non-U.S. holder generally must meet certain certification requirements by providing an IRS Form W-8BEN or other appropriate form establishing its non-U.S. status.

Dividends on common stock.    Dividends, if any, paid or deemed paid to a non-U.S. holder with respect to our common stock will be subject to U.S. withholding tax at a 30% rate or other lower rate under an applicable income tax treaty. In order to claim the benefits of a tax treaty, a non-U.S. holder must demonstrate its entitlement by certifying its status and eligibility for treaty benefits. In certain circumstances, an adjustment to the conversion price of the new notes could potentially give rise to a deemed distribution to non-U.S. holders. See "U.S. holders – Constructive dividend" above.

Disposition of the new notes and common stock.    Other than proceeds attributable to accrued interest or OID (which are subject to the rules described in "Withholding tax on payments of interest and OID on new notes" above), a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other disposition (including the conversion of new notes pursuant to their terms) of new notes or our common stock or on any early call premiums. The above rule will not apply if (i) such holder is an individual who is present in the United States for 183 days or more in the year of such sale, exchange or redemption and certain other conditions are met (or has a "tax home" in the U.S.); or (ii) the gain is treated as effectively connected with the conduct by such holder of a U.S. trade or business.

Effectively connected income.    If any interest or OID on the new notes, dividends on our common stock, any early call premiums or gain from the sale, exchange or other disposition (including the conversion of new notes pursuant to their terms) of the new notes or common stock is treated as "effectively connected" with the conduct of a U.S. trade or business, then the income or gain will generally be subject to U.S. federal income tax at regular graduated income tax rates applicable to U.S. holders (and for corporate holders, possibly a branch profits tax as well).

Information Reporting and Backup Withholding

Payments on the new notes, any early call premiums and payments of dividends on common stock or constructive dividends on the new notes will be subject to information reporting and, possibly, "backup withholding." Backup withholding will not apply, however, to (i) exempt recipients (including corporations), (ii) U.S. holders who provide us with a properly completed IRS Form W-9 establishing an exemption from backup withholding or (iii) non-U.S. holders who provide us with a properly completed IRS Form W-8BEN (or other appropriate form) establishing their non-U.S. status.

Any amounts withheld from a payment to a holder under the backup withholding rules will be allowed as a credit against such holder's U.S. federal income tax, and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

THE PRECEDING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS GENERALLY APPLICABLE TO BENEFICIAL OWNERS OF EXISTING NOTES THAT RECEIVE NEW NOTES AND COMMON STOCK PURSUANT TO THIS OFFERING, BUT IT IS NOT NECESSARILY APPLICABLE IN YOUR PARTICULAR CIRCUMSTANCES. YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE EXCHANGE OFFER AND OF PURCHASING, HOLDING AND DISPOSING OF THE NEW NOTES AND OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY CHANGE OR PROPOSED CHANGE IN THE APPLICABLE LAWS.

Legal Matters

The validity of the new notes will be passed upon for us by Jenner & Block LLP, Washington, D.C. Jenner & Block LLP, Chicago, Illinois, has acted as our special tax counsel in connection with the exchange offer. Customary legal matters will be passed upon for the dealer manager by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

Experts

The financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended September 30, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to accounting changes), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where You Can Find Additional Information

We file annual, quarterly and special reports, proxy statements and other information with the Commission. The Securities and Exchange Act file number for our Commission filings is 000-22175. You may read and copy these any document we file at the Securities and Exchange Commission's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Securities and Exchange Commission are also available to the public the Securities and Exchange Commission's web site at http://www.sec.gov. In addition, you can read and copy our filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the Commission prior to consummation of our exchange offer or the date of termination of our exchange offer under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	Annual Report on Form 10-K for the fiscal year ended September 30, 2003;
•	Current Report on Form 8-K filed on October 14, 2003;
•	Current Report on Form 8-K filed on November 18, 2003;
•	Current Report on Form 8-K filed on January 21, 2004; and
•	The description of our common stock in our registration statement on Form 8-A, as filed with the SEC on February 26, 1997.

You may request a copy of these filings, at no cost, by writing us at the following address or calling us at the following telephone number:

EMCORE Corporation
145 Belmont Drive
Somerset, New Jersey 08873
Attn: Chief Financial Officer
Telephone (732) 271-9090

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

The exchange agent for the exchange offer is:

Wilmington Trust Company

By registered and certified mail: Christine Kushto, CCTS Financial Services Officer Wilmington Trust Company 1100 North Market Street Rodney Square North Wilmington, DE 19890-1615	By regular mail or overnight courier: Christine Kushto, CCTS Financial Services Officer Wilmington Trust Company 1100 North Market Street Rodney Square North Wilmington, DE 19890-1615

In person by hand only: Christine Kushto, CCTS Financial Services Officer Wilmington Trust Company 1100 North Market Street Rodney Square North Wilmington, DE 19890-1615

By facsimile transmission (for eligible institutions only):

(302) 636-4145

For information or confirmation by telephone:

(302) 636-6469

The information agent for the exchange offer is:

DF King & Co., Inc.

Banks and brokers call collect: (212) 269-5550
All others call toll free: (800) 431-9621

Any questions or requests for assistance or additional copies of this prospectus and the letter of transmittal may be directed to the information agent at its telephone number and location set forth above. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the exchange offer.

The dealer manager for the exchange offer is:

CIBC World Markets Corp.
Equity Capital Markets
417 Fifth Avenue
New York, New York 10016
(212) 667-7800

Part II

Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers

EMCORE's Restated Certificate of Incorporation provides that the Company shall indemnify its directors and officers to the full extent permitted by New Jersey law, including in circumstances in which indemnification is otherwise discretionary under New Jersey law.

Section 14A:2-7 of the New Jersey Business Corporation Act provides that a New Jersey corporation's:

"certificate of incorporation may provide that a director or officer shall not be personally liable, or shall be liable only to the extent therein provided, to the corporation or its shareholders for damages for breach of any duty owed to the corporation or its shareholders, except that such provision shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. As used in this subsection, an act or omission in breach of a person's duty of loyalty means an act or omission which that person knows or believes to be contrary to the best interests of the corporation or its shareholders in connection with a matter in which he has a material conflict of interest."

In addition, Section 14A:3-5 (1995) of the New Jersey Business Corporation Act (1995) provides as follows:

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

(1)    As used in this section,

(a)    "Corporate agent" means any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent;

(b)    "Other enterprise" means any domestic or foreign corporation, other than the indemnifying corporation, and any partnership, joint venture, sole proprietorship, trust or other enterprise, whether or not for profit, served by a corporate agent;

(c)    "Expenses" means reasonable costs, disbursements and counsel fees;

(d)    "Liabilities" means amounts paid or incurred in satisfaction of settlements, judgments, fines and penalties;

(e)    "Proceeding" means any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal therein and any inquiry or investigation which could lead to such action, suit or proceeding; and

(f)    References to "other enterprises" include employee benefit plans; references to "fines" include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the indemnifying corporation" include any service as a corporate agent which imposes duties on, or involves services by, the corporate agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner the person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

(2)    Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses and liabilities in connection with any proceeding involving the corporate agent by reason of his being or having been such a corporate agent, other than a proceeding by or in the right of the corporation, if

(a)    such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; and

(b)    with respect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that such corporate agent did not meet the applicable standards of conduct set forth in paragraphs 14A:3-5(2)(a) and 14A:3-5(2)(b).

(3)    Any corporation organized for any purpose under any general or special law of this State shall have the power to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason of his being or having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

(4)    Any corporation organized for any purpose under any general or special law of this State shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in subsections 14A:3-5(2) and 14A:3-5(3) or in defense of any claim, issue or matter therein.

(5)    Any indemnification under subsection 14A:3-5(2) and, unless ordered by a court, under subsection 14A:3-5(3) may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in subsection 14A:3-5(2) or subsection 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made

(a)    by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or

(b)    if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or

(c)    by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.

(6)    Expenses incurred by a corporate agent in connection with a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors upon receipt of an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified as provided in this section.

(7) (a)    If a corporation upon application of a corporate agent has failed or refused to provide indemnification as required under subsection 14A:3-5(4) or permitted under subsections 14A:3-5(2), 14A:3-5(3) and 14A:3-5(6), a corporate agent may apply to a court for an award of indemnification by the corporation, and such court

(i)    may award indemnification to the extent authorized under subsections 14A:3-5(2) and 14A:3-5(3) and shall award indemnification to the extent required under subsection 14A:3-5(4), notwithstanding any contrary determination which may have been made under subsection 14A:3-5(5); and

(ii)    may allow reasonable expenses to the extent authorized by, and subject to the provisions of, subsection 14A:3-5(6), if the court shall find that the corporate agent has by his pleadings or during the course of the proceeding raised genuine issues of fact or law.

(b)    Application for such indemnification may be made:

(i)    in the civil action in which the expenses were or are to be incurred or other amounts were or are to be paid; or

(ii)    to the Superior Court in a separate proceeding. If the application is for indemnification arising out of a civil action, it shall set forth reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were or are to be incurred or other amounts were or are to be paid.

The application shall set forth the disposition of any previous application for indemnification and shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of the court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice shall be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

(8)    The indemnification and advancement of expenses provided by or granted pursuant to the other subsections of this section shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, as defined in subsection (3) of N.J.S. 14A:2-7, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

(9)    Any corporation organized for any purpose under any general or special law of this State shall have the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him by reason of his being or having been a corporate agent, whether or not the corporation would have the power to indemnify him against such expenses and liabilities under the provisions of this section. The corporation may purchase such insurance from, or such insurance may be reinsured in whole or in part by, an insurer owned by or otherwise affiliated with the corporation, whether or not such insurer does business with other insureds.

(10)    The powers granted by this section may be exercised by the corporation, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

(11)    Except as required by subsection 14A:3-5(4), no indemnification shall be made or expenses advanced by a corporation under this section, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled.

(12)    This section does not limit a corporation's power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent's appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding.

Item 21. Exhibits and Financial Statement Schedules

(a)    Exhibits

Number	Exhibit
4.1	Restated Certificate of Incorporation, dated December 21, 2000 (incorporated by reference to Exhibit 3.1 to the registrant's annual report on Form 10-K for the fiscal year ended September 30, 2000).*
4.2	Specimen certificate for the shares of common stock (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registration Statement on Form 3-1 (File No. 333-18565) filed with the Commission on February 24, 1997).*
4.3	Form of Indenture between the Company and Deutsche Bank Trust Company Americas, as Trustee, with respect to the New Notes.*
4.4	Form of New Note (included in Exhibit 4.3).*
4.5	Indenture, dated as of May 7, 2001, between the Company and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to the registrant's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001).*
4.6	Note, dated as of May 7, 2001 in the amount of $175,000,000 (incorporated by reference to Exhibit 4.2 to the registrant's quarterly report of Form 10-Q for the fiscal year ended March 31, 2001).*
5.1	Opinion of Jenner & Block LLP.
8.1	Opinion of Jenner & Block LLP.
12.1	Statement re: computation of ratio of earnings to fixed charges.*
23.1	Consent of Deloitte & Touche LLP, Independent Auditors.
23.2	Consent of Jenner & Block LLP (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).
23.3	Consent of Jenner & Block LLP (contained in its opinion filed as Exhibit 8.1 to this Registration Statement).
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended.*
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
99.4	Form of Letter to Clients.

*	Previously filed.

Item 22. Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that information required to be included in a post-effective amendment by (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)    The registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement throughout the date responding to the request.

(e)    The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing and has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the Township of Somerset, State of New Jersey, on January 21, 2004.

EMCORE CORPORATION By: /s/ REUBEN F. RICHARDS, JR.

Name: Reuben F. Richards, Jr. Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registrant's Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated on January 21, 2004.

Signature	Title

*	Chairman of the Board and Director

Thomas J. Russell, Ph.D

*	President, Chief Executive Officer and Director (Principal Executive Officer)

Reuben F. Richards, Jr.

*	Vice President, Chief Financial Officer, and Director (Principal Accounting and Financial Officer)

Thomas G. Werthan

*	Director

Richard A. Stall

*	Director

Robert Bogomolny

*	Director

Robert Louis-Dreyfus

*	Director

Charles T. Scott

*	Director

John Gillen

* By:	/s/ REUBEN F. RICHARDS, JR.

Reuben F. Richards, Jr.
Attorney-in-Fact

Exhibit Index

Number	Exhibit
4.1	Restated Certificate of Incorporation, dated December 21, 2000 (incorporated by reference to Exhibit 3.1 to the registrant's annual report on Form 10-K for the fiscal year ended September 30, 2000).*
4.2	Specimen certificate for the shares of common stock (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registration Statement on Form 3-1 (File No. 333-18565) filed with the Commission on February 24, 1997).*
4.3	Form of Indenture between the Company and Deutsche Bank Trust Company Americas, as Trustee, with respect to the New Notes.*
4.4	Form of New Note (included in Exhibit 4.3).*
4.5	Indenture, dated as of May 7, 2001, between the Company and Wilmington Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to the registrant's quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001).*
4.6	Note, dated as of May 7, 2001 in the amount of $175,000,000 (incorporated by reference to Exhibit 4.2 to the registrant's quarterly report of Form 10-Q for the fiscal year ended March 31, 2001).*
5.1	Opinion of Jenner & Block LLP.
8.1	Opinion of Jenner & Block LLP.
12.1	Statement re: computation of ratio of earnings to fixed charges.*
23.1	Consent of Deloitte & Touche LLP, Independent Auditors.
23.2	Consent of Jenner & Block LLP (contained in its opinion filed as Exhibit 5.1 to this Registration Statement).
23.3	Consent of Jenner & Block LLP (contained in its opinion filed as Exhibit 8.1 to this Registration Statement).
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended.*
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
99.4	Form of Letter to Clients.

*	Previously Filed